UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Clearwire Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of Clearwire Corporation, a Delaware corporation, which we refer to as the Company or Clearwire. The Annual Meeting will be held on Wednesday, June 15, 2011 at 8:00 a.m., Pacific Daylight Time at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033 for the following purposes:

1.	To elect the eleven director candidates described in the proxy statement to serve until the next annual meeting or until their respective successors are elected and qualified;

2.	To vote on an advisory proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2011;

3.	To vote on an advisory resolution approving the compensation of the Company’s named executive officers;

4.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 15, 2011. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

In accordance with the rules approved by the Securities and Exchange Commission, we will send a Notice of Internet Availability of Proxy Materials on or about April 29, 2011, and will provide access to our proxy materials over the Internet, beginning on April 29, 2011, for the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on the record date.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by Internet or telephone as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

On Behalf of the Board of Directors

Broady R. Hodder
Secretary

Kirkland, Washington
April 29, 2011

i

CLEARWIRE CORPORATION
4400 CARILLON POINT
KIRKLAND, WASHINGTON 98033

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2011

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Clearwire, which we refer to as the Board of Directors or the Board, for use at our 2011 Annual Meeting. In this proxy statement, references to “Clearwire,” the “Company,” “we,” “us,” “our” and similar expressions refer to Clearwire Corporation, unless the context of a particular reference provides otherwise.

2011 Annual Meeting Date and Location

Clearwire’s 2011 Annual Meeting will be held at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, on Wednesday, June 15, 2011, at 8:00 a.m., Pacific Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. References in this proxy statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Explanatory Note Regarding Transactions with Sprint and Strategic Investors

On November 28, 2008, Clearwire Corporation completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Transaction Agreement, which we refer to as the Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire; Sprint Nextel Corporation, which we refer to as Sprint; Comcast Corporation, which we refer to as Comcast; Time Warner Cable Inc., which we refer to as Time Warner Cable; Bright House Networks, LLC, which we refer to as Bright House Networks; Google Inc., which we refer to as Google; and Intel Corporation, which we refer to as Intel. In this proxy statement, we refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. Each of Sprint, Eagle River Holdings, LLC, which we refer to as Eagle River, and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us, which we refer to as the Equityholders’ Agreement, that contains certain provisions regarding our corporate governance and the composition of our Board of Directors. In this proxy statement we refer to the completion of the Transactions as the Closing.

Delivery of Proxy Materials

We made these materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2011 Annual Meeting. Stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about April 29, 2011, we will mail a Notice of Internet Availability of Proxy Materials to stockholders containing instructions on how to access the proxy statement and vote online. Each registered stockholder (you own shares in your own name on the books of our transfer agent) will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other nominee) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most street-name stockholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Procedural Matters

Only stockholders of record as of the close of business on April 15, 2011, will be entitled to receive notice of, to attend, and to vote at the Annual Meeting on the basis of one vote for each share of Clearwire Class A common stock, which we refer to as Class A Common Stock, held and one vote for each share of Clearwire Class B common stock, which we refer to as Class B Common Stock, held. On April 15, 2011, there were 245,931,384 shares of Class A Common Stock outstanding, held of record by 115 stockholders and 743,481,026 shares of Class B Common Stock outstanding held of record by 15 stockholders. Stockholders do not have cumulative voting rights.

For all matters to be voted on at the Annual Meeting, the holders of Class A Common Stock and Class B Common Stock will vote together as one class. As of April 15, 2011, Sprint beneficially owned approximately 54% of the voting power of Clearwire’s outstanding Common Stock. In addition, the Investors collectively own approximately 28% and Eagle River owns approximately 4% of the voting power of Clearwire’s outstanding Common Stock. The Equityholders’ Agreement governs the voting of shares of Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the directors. As a result, regardless of the vote of any other stockholder, these persons generally have control over the vote relating to all matters to be voted on at the Annual Meeting.

Voting Procedures

Registered Stockholders:  Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 14, 2011.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 14, 2011.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If you are a stockholder of record and have submitted a proxy, you can change your vote by attending the Annual Meeting and voting in person. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy card bearing a later date, in either case to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be effective, any such revocation of proxy must be received by 5:00 p.m., Eastern Daylight time, on June 14, 2011, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, whichever method you used earlier, and follow the directions for changing your vote before 11:59 p.m., Eastern Daylight time, on June 14, 2011.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Street-name Stockholders:  Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating the voting instruction form provided by your bank, broker or other nominee and returning it as instructed on the form.

•	By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other nominee to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee as set forth in the voting instruction form. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

Vote Required

Vote Required to Elect the Directors (Proposal 1; Item 1 on the Proxy Card):  Directors will be elected by a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock, which we refer to together as Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm (Proposal 2; Item 2 on the Proxy Card):  The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the annual meeting, is required to ratify the appointment of Deloitte & Touche LLP, which we refer to as Deloitte & Touche, as our independent registered public accountants.

Vote Required to Approve the Non-Binding Advisory Vote on the Compensation of our Named Executive Officers (Proposal 3; Item 3 on the Proxy Card):  The affirmative vote of the holders of a majority of the shares of our voting stock and present in person or represented by proxy at the annual meeting is required to approve the compensation of our named executive officers. The board will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers, but the results will not be binding on us.

Vote Required to Recommend, by a Non-Binding Advisory Vote, the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers (Proposal 4; Item 4 on the Proxy Card):  This proposal allows stockholders to indicate their preference for whether future advisory votes on the compensation of our named executive officers should be held every one, two or three years, or to abstain from the vote. The frequency option that receives the highest number of votes cast will be considered the preferred frequency. The board will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory votes on the compensation of our named executive officers, but the results will not be binding on us.

Tabulation of Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. A representative from Broadridge will also serve as Inspector of Elections for the Annual Meeting.

Quorum and Effect of an Abstention and Broker Non-Votes

The presence, in person or by duly submitted proxy, of the holders of a majority in total number of votes of the issued and outstanding shares of Common Stock entitled to vote at the 2011 Annual Meeting is necessary to constitute a quorum in order to transact business at such meeting. If you are a stockholder of record and do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting and will not be included in determining the presence of a quorum at the Annual Meeting. If you are the beneficial owner of your shares and have not provided voting instructions, your bank, broker or other nominee may vote your shares only on those proposals on which it has discretion to vote, such as Proposal No. 2 (ratification of Deloitte & Touche as our independent registered public accountants for 2011). Under NASDAQ rules, your bank, broker or other nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3 and 4. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”. Share represented by abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote for or against Proposals 1, 3 and 4. With respect to Proposal 1, only votes “For” or “Withheld” will affect the outcome. An abstention with respect to Proposals 2, 3 and 4 will have the same effect as a vote against these proposals.

Vote Confidentiality

Clearwire has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms, and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

Annual Meeting Admission

Attendance at the Annual Meeting is limited to stockholders and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 7:30 a.m., Pacific Daylight

Time, and you will be asked to present a valid picture identification and proof of Clearwire stock ownership as of the record date. If you hold Clearwire stock in a brokerage account (“street name”), you must bring a copy of a brokerage account statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Clearwire’s business and affairs are managed under the direction of our Board of Directors, which is currently comprised of eleven members. The size of our Board shall not be less than five and not more than thirteen as fixed from time to time by the Board or by the stockholders as provided in our by-laws, which we refer to as the Clearwire Bylaws. The size of our Board is currently set at thirteen members in accordance with the Equityholders’ Agreement. We currently have two vacancies on our Board. The Equityholders’ Agreement grants rights to specified shareholders to nominate persons to fill these two vacancies and they have not yet done so. As a result, there are two fewer nominees for election to the Board than there are available seats on the Board. Regardless of these vacancies, proxies may not be voted for more than the eleven nominees nominated by the Board.

Eleven directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders, or until their successors are elected and qualified. Current directors Peter Currie and Frank Ianna are not standing for re-election in 2011. All of the nominees other than Ms. Vogel and Ms. Rae are currently serving as directors. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy.

In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by us. Alternatively, the Board of Directors may decide to reduce the size of the Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.

The Equityholders’ Agreement provides for the nomination by each of Eagle River, Intel, Sprint, and the Strategic Investors as a group, of a certain number of members of our Board of Directors as described under the section of titled “Related Party Transactions — Relationships among Certain Stockholders, Directors, and Officers of Clearwire — The Equityholders’ Agreement,” of this proxy statement. For so long as the Equityholders’ Agreement remains effective, the Nominating and Corporate Governance Committee will nominate candidates for election to the Board in accordance with the terms of the Equity Holders Agreement. Thus, our director nomination process is largely driven by our corporate governance structure. All director nominees, whether chosen by the Nominating and Governance committee or the Strategic Investors, should have appropriate skills and characteristics required of Board members, assessed in the context of the perceived needs of the Board at the time. In selecting candidates, the Nominating and Corporate Governance Committee and the Board take diversity into account, seeking to ensure a representation of diverse perspectives and experience, although the Company’s nominating procedures and policies do not prescribe specific standards for diversity.

Unless a director resigns or is removed, each director elected will hold office for the longer of one year or until that director’s successor is elected and qualified.

Our Board of Directors has approved the nomination the 11 persons named in the following table to be elected as directors, and, as indicated in the table, some of them were also nominated by shareholders who are parties to the Equityholders’ Agreement.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Name	Position With Clearwire	Age	Nominated by
John W. Stanton	Chairman and Interim CEO	55	Sprint

William R. Blessing	Director	55	Sprint

Mufit Cinali	Director	53	Sprint

Jose A. Collazo	Director	67	Sprint

Hossein Eslambolchi	Director	53	Sprint

Dennis S. Hersch	Director	64	Strategic Investors

Brian P. McAndrews	Director	52	Sprint

Kathleen H. Rae	Director Nominee	54	Nominating Committee

Theodore H. Schell	Director	66	Strategic Investors

Jennifer L. Vogel	Director Nominee	49	Sprint

Benjamin G. Wolff	Director	42	Eagle River

The following is a brief biography of each of our nominees and a description of specific experiences, qualifications and skills considered in connection with their nomination:

John W. Stanton.  Mr. Stanton has served as a director of Clearwire Corporation since November 2008, as Chairman of the Board since January 2011, and as Interim Chief Executive Officer since March 2011. He has served as Managing Director of Trilogy Partners LLC, a private investment firm, Trilogy International Partners LLC, an operator of wireless systems in South and Central America, and Trilogy Equity Partners LLC, an investor in small wireless-related companies, since 2005. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. Mr. Stanton was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation (“T-Mobile USA”), a mobile telecommunications company, from 1994 to 2004 and was Chief Executive Officer of T-Mobile USA from 1998 to 2003. Mr. Stanton is a member of the board of directors of Columbia Sportswear, Inc., a manufacturer of active outdoor apparel and footwear.

Mr. Stanton was nominated to continue to serve as a director due to his experience as a chief executive officer for public and private companies, his current and past public company director experience, his extensive experience in the telecommunications industry and his insights into global operations, strategic planning and financial matters.

William R. Blessing.  Mr. Blessing has served as a director of Clearwire Corporation since December 2010. Mr. Blessing currently serves on the boards of a number of non-profit entities. He served as Senior Vice President, Corporate Strategy and Development for Embarq Corporation, an integrated communications services provider, from 2005 to 2007. Prior to that, he served as Sprint’s Senior Vice President, Corporate Strategy and Development from 2003 to 2005, and held various executive positions with Sprint from 1990 to 2005 including Vice President, Business Development and Strategy, PCS Division, Vice President of Wireless and Vice President of International Product Management and Marketing. Mr. Blessing was a Senior Vice President, Global Partnerships with Global One from 1996 to 1997. He currently serves as a board member of Kansas City Life Insurance (and a member of its executive and compensation committee), the Kansas City Repertory Theatre, and Heart of America Council of Boy Scouts of America.

Mr. Blessing was nominated to continue to serve as a director due to his lengthy experience in the telecommunications industry, his current and prior experience as a director, his experience with corporate strategy and development, and his extensive corporate leadership.

Mufit Cinali.  Mr. Cinali has served as a director of Clearwire Corporation since December 2010. He is a Managing Director with Springwell Capital Partners, LLC, a restructuring and transaction advisory firm. Prior to co-founding Springwell Capital Partners in 2001, he was the Corporate Vice President, Strategy and Business Development with Hughes Electronic Corporation, the parent of DirecTV, PanAmSat, and Hughes Satellite Manufacturing businesses. Mr. Cinali was a Vice President of Mergers and Acquisitions with AT&T Corporation from 1995 to 1999, and previously spent six years with GE Capital Corporation in the LBO, Equity and Corporate Merger and Acquisitions groups. Before joining GE Capital Corporation in 1989, Mr. Cinali was a strategy consultant with Bain and Company.

Mr. Cinali was nominated to continue to serve as a director due to his experience as an executive officer for public and private companies, his finance and operational experience across communications, technology and financial services industries, and his knowledge of business development and strategic planning.

Jose A. Collazo.  Mr. Collazo has served as a director of Clearwire Corporation since November 2008. He has served as President — Products and Partners of BT Global Services, a division of BT Group plc, the world’s oldest telecommunications company, since 2007. Previously, Mr. Collazo served as Chairman, Chief Executive Officer and President of Infonet Services Corporation, a provider of international data, fax and voice communications solutions, from 1971.

Mr. Collazo was nominated to continue to serve as a director due to his experience as a chief executive officer for a public company in the telecommunications industry, his current and past public company director experience, and his experience with both the high growth computer services environment and value added data communication services.

Hossein Eslambolchi, Ph.D.  Dr. Eslambolchi has served as a director of Clearwire Corporation since December 2010. He is currently a technical advisor to Ericsson Corporation, a provider of telecommunications equipment and services, and the University of California School of Engineering. Previously, he served in various senior executive roles at AT&T Corporation, a telecommunications company, from 2001 to 2006, including global Chief Technology Officer, global Chief Information Officer, Chief President and Chief Executive Officer of AT&T Labs and AT&T Global Network Services. He is currently the Chairman of 2020 Venture Partners, which provides technology and operations consulting services to clients in areas including telecommunications and all IP communications. Dr. Eslambolchi also serves on the board of directors of Packet Design, Inc., Real Dice, Inc., and Vericloud, and is a member of the board of trustees for the Shiraz University School of Medical Sciences in New York City.

Dr. Eslambolchi was nominated to continue to serve as a director due to his extensive experience in the telecommunications industry, his engineering and technical expertise, and his prior service as chief information officer, chief technology officer, and chief executive officer of major telecommunication companies.

Dennis S. Hersch.  Mr. Hersch has served as a director of Clearwire Corporation since November 2008. Mr. Hersch is President of N.A. Property, Inc., a real estate and investment entity, and has held such position since February 2008. He was a Managing Director of JPMorgan

Securities, Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell, a New York law firm, from 1978 until December 2005. He is also a director of Limited Brands, Inc.

Mr. Hersch was nominated to continue to serve as a director due to his experience in the investment banking industry, his lengthy experience as a partner at a leading New York law firm, his recognized expertise on mergers and acquisitions, and his current and past public company director experience.

Brian P. McAndrews.  Mr. McAndrews has served as a director of Clearwire Corporation since February 2009. He has served as Managing Director of the Madrona Venture Group, a venture capital firm, since September 2009. Until December 2008, Mr. McAndrews served as a Senior Vice President of Advertiser and Publisher Solutions at Microsoft Corporation, a provider of software, services and solutions. Mr. McAndrews served as the Chief Executive Officer and President of aQuantive Inc, a digital advertising company, from September 1999 until its acquisition by Microsoft in August 2007. From February 1990 to September 1999, Mr. McAndrews worked for ABC Inc., holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network and eventually becoming Executive Vice President and General Manager for ABC Sports. From 1984 to 1989, he served as a product manager for General Mills Inc. Mr. McAndrews previously served as a director of Blue Nile, Inc. from 2004 until 2007, and he currently serves as a director of Fisher Communications Inc., WhitePages.com Inc. and the United Way of King County.

Mr. McAndrews was nominated to continue to serve as a director due to his experience as a chief executive officer for a public company in the technology industry, his current and past public company director experience, and his digital media experience.

Kathleen H. Rae.  Ms. Rae is a retired business executive with 25 years of experience in operations and financial management in various executive roles. She served as President and Chief Operating Officer at InfoSpace, Inc., a mobile media and online search company with operations in the United States and Europe, from 2003 through 2005. Prior to InfoSpace, Ms. Rae was a partner at Ignition Partners, a venture capital firm, from 2000 to 2001. From 1996 to 1999, Rae was a founding executive for NEXTLINK Communications, Inc., now XO Communications, a provider of voice and data services to businesses, where she served as Chief Financial Officer for four years. From 1987 through 1995, she held various executive positions at Alaska Airlines and Horizon Air, and most recently, Ms. Rae served as President and Chief Executive Officer of Horizon Air, one of the country’s premier regional carriers. While at Alaska Airlines, Ms. Rae was Vice President and Controller. She began her career at Arthur Andersen & Co.

Ms. Rae was nominated to serve as a director due to her experience as an executive officer with several public companies, her ability to qualify as an audit committee financial expert, her strong background in operations and financial management, her familiarity with the telecommunications industry, and her experience with increasing revenues and growing businesses.

Theodore H. Schell.  Mr. Schell has served as a director of Clearwire Corporation since January 2009. He is currently a Managing Director at Associated Partners LP, a private equity firm focusing on all aspects of media and telecommunications. Prior to joining Associated, he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications, wireless and related technology companies. Mr. Schell is also a founder of Enforta, a WiMax operator providing broadband access in numerous cities across Russia. Prior to joining Apax, Mr. Schell served for 11 years at Sprint Corporation as its Senior Vice President for Strategy and Corporate development. Before joining Sprint, Mr. Schell was the founder, President and CEO of Realcom Communications Corporation, established in 1983. Mr. Schell is also a member of the board of Comverse. Mr. Schell served on the board of RCN Corporation from 2004 to 2009.

Mr. Schell was nominated to continue to serve as a director due to his experience as an executive officer for public and private companies, his current and past public company director experience, and his experience in the media, financial services and telecommunications industries.

Jennifer L. Vogel.  Ms. Vogel served as General Counsel, Secretary and Chief Compliance Officer of Continental Airlines, Inc. from 2001 until 2010, when it merged with United Airlines, and served as a Senior Vice President of Continental from 2003 to 2010. She also served on Continental’s Management Committee and its Diversity Council and chaired its Ethics and Compliance Committee. Prior to joining Continental in 1995, she began her career at Vinson & Elkins LLP, a law firm, in their Corporate Finance and Securities Department specializing in mergers and acquisitions, international project finance, and public debt and equity issuances. Ms. Vogel currently serves on the national Board of Directors of the General Counsel Forum, serving as Chair in 2010, and the Corporate Counsel Committee of the Texas Access to Justice Commission.

Ms. Vogel was nominated to serve as a director due to her significant experience serving as general counsel of several public companies and her strong background in corporate governance, mergers and acquisitions, corporate finance, and ethics and compliance matters.

Benjamin G. Wolff.  Benjamin G. Wolff joined the Board of Clearwire Corporation in January 2011. Mr. Wolff has served as Chairman, Chief Executive Officer and President of ICO Global Communications since December 2009. He previously served on the Board of Directors of ICO Global Communications from 2005 to 2008. Mr. Wolff has served in a variety of capacities at Clearwire Corporation and its predecessor entity since 2004, including as a member of the Board of Directors, as Executive Vice President, President, Co-CEO, CEO and finally Co-Chairman, a position he held until March 2010. Mr. Wolff also serves as the President of the Eagle River group of investment companies, and serves on the board of directors of some of Eagle River’s portfolio companies, including Clearwire. From January 1994 until April 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine LLP, where he became a partner in 1998. While with Davis Wright Tremaine LLP, he co-chaired the firm’s Business Transactions Department and served on the firm’s Executive Committee.

Mr. Wolff was nominated to continue to serve as a director due to his experience as a chief executive officer of public and private companies in the telecommunications industry, his expertise on corporate finance and strategic alliances, and his current and past public company director experience. As our former chief executive officer, Mr. Wolff provides substantial knowledge and valuable insight into the operational, strategic and funding challenges and opportunities facing our company.

CORPORATE GOVERNANCE

Director Independence; Controlled Company

As of April 15, 2011, Sprint beneficially owned approximately 54% of the voting power of Clearwire’s outstanding Common Stock. In addition, the Investors collectively own approximately 28% and Eagle River owns approximately 4% of the voting power of Clearwire’s outstanding Common Stock. The Equityholders’ Agreement governs the voting of shares of the Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the Board of Directors by Sprint, Eagle River and the Investors.

As a result of the combined voting power of the Common Stock held by Sprint, Eagle River and the Investors and the Equityholders’ Agreement, we rely on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

We have elected to use these exemptions available to controlled companies.

Regardless of whether a company is a “controlled company,” the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable Securities and Exchange Commission, which we refer to as the SEC, rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement.

Additionally, at least one member of the audit committee must have past employment experience in financial or accounting, requisite professional certificate in accounting, or other comparable experience or background which results in the individual’s “financial sophistication,” including being or having been a senior officer with financial oversight responsibilities.

The Board has determined that our Audit Committee members meet the applicable SEC and Nasdaq requirements relating to audit committee membership, including independence requirements.

The independent directors of the Company meet regularly in executive session, i.e., without management present. Executive sessions of the independent directors will be called and chaired by the Chairman of the Board, if the Chairman is an independent director, or otherwise by the Chair of the Audit Committee.

Board of Directors

The information relating to our Board of Directors set forth in the section titled “Proposal 1 — Election of Directors” on page 5 of this proxy statement is incorporated by reference into this section.

Code of Ethics

The Company has adopted the Clearwire Code of Conduct and Ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and its Board of Directors. The Code of Conduct and Ethics is available on the corporate governance page of the Company’s website at www.clearwire.com, under “Investor Relations” or in hard copy upon request to the Corporate Secretary. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Board Leadership Structure

Our Board of Directors is led by the Chairman of the Board. This role is currently occupied by John Stanton who is serving as our Interim Chief Executive Officer, which the Board of Directors has determined is in the best interest of the Company’s stockholders at this time. The Board has not appointed a lead independent director. The Board anticipates hiring a permanent Chief Executive Officer who will not serve as Chairman of the Board in order to maintain a measure of independence between the oversight function of our Board and the day to day operating decisions, however, the Board of Directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company to make the determination regarding how to fulfill these functions based on the position and direction of the Company and the membership of the Board of Directors at the pertinent time. The Board does not believe that its role in risk oversight has an impact on the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board believes that effective risk management and control processes are critical to the Company’s ability to predict and manage the challenges that the Company faces. Management is responsible for implementing Clearwire’s risk assessment and management functions and for reporting to the Board on its processes and assessments with respect to the management of risk. The Board, in turn, both directly and through its committees, is responsible for overseeing management’s risk assessment and management functions. The Audit Committee monitors the processes by which management assesses and manages risk. The Chief Financial Officer and the Vice President of Risk Management each meet with, or provide reports to, Clearwire’s Audit Committee at least once per quarter and also meet separately with the Audit Committee throughout the year on a periodic basis without other members of management present. The Vice President of Risk Management meets at least once per quarter with the Audit Committee, as appropriate, to review the Company’s enterprise risk profile and other risk topics. In addition, the Chief Financial Officer meets at least quarterly with the Audit Committee or the full Board to discuss Clearwire’s market risk, liquidity risk, financial results and financial forecasts. The Compensation Committee reviews periodic reports from management with respect to whether our compensation programs and policies are reasonably likely to have a material adverse effect on the Company. Throughout the year, the full Board also regularly receives strategic presentations, operational and financial updates as well as reports, agendas and minutes of the proceedings of its standing committees and, in this way, remains apprised of the principal risks of the Company’s business.

Board Meetings and Committees

During the last fiscal year, which started on January 1, 2010 and ended on December 31, 2010, the Board of Directors held a total of 10 meetings. All of our current directors attended more than 75% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2010. The Company encourages each director and each director candidate to attend the Annual Meeting. All of our then incumbent directors and nominees attended the Company’s annual meeting of stockholders held in 2010.

In accordance with the Equityholders’ Agreement, we have established five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Strategic Committee and an Operations Strategy Advisory Committee. To the extent that our Board of Directors delegates any authority to any other committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. The Audit Committee, Compensation Committee and Nominating and Governance Committee are each governed by a written charter, and a current copy of each such charter is available to our stockholders on our website at www.clearwire.com. The Strategic Committee and Operations Strategy Advisory Committee have such responsibilities and authority as have been delegated by resolution of the Board of Directors and are outlined below.

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of Clearwire as well as its affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others, and the system of internal controls which management and our Board of Directors have established. The Audit Committee oversees the independent registered public accountants, including their independence and objectivity. However, the Audit Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent registered public accountants. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of legal counsel and the advisors. The Audit Committee met 21 times during 2010.

The Audit Committee currently consists of three directors, including the independent director designated by our Nominating and Governance Committee. Messrs. Cinali, Currie, and Schell currently serve as our Audit Committee members, and Mr. Currie serves as the Chair of the Audit Committee. Mr. Cinali became a member of our Audit Committee on April 14, 2011. Our Board of Directors has determined that Messrs. Cinali, Currie, and Schell are “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules. Our Board of Directors also determined that Mr. Currie qualifies as an “audit committee financial expert” under the federal securities laws and each current member of the Audit Committee has the “financial sophistication” required under the NASDAQ Marketplace Rules. On April 13, 2011, Mr. Currie informed the Board that he would not be standing for re-election at the Annual Meeting. It is expected that Kathleen Rae, if elected at the Annual Meeting, will serve on the Audit Committee as the Company’s designated “audit committee financial expert.”

Pursuant to the Equityholders’ Agreement, the approval of a majority of the Audit Committee will be required to approve any matter before the Audit Committee.

Report of the Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2010 and the independent registered public accountants’ report on those financial statements, with our management and with Deloitte & Touche, our independent registered public accountants. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accountants. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and the Audit Committee has engaged in dialogue with Deloitte & Touche about their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC, and selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2011.

Mr. Mufit Cinali became a member of the Audit Committee as of April 14, 2011, and therefore did not participate in any of the reviews or other procedures set forth above with respect to fiscal year 2010. Mr. Stanton participated in the reviews and other procedures set forth above with respect to fiscal year 2010, but resigned from the Audit Committee on March 10, 2011 when he assumed the responsibilities of the Company’s Interim Chief Executive Officer.

AUDIT COMMITTEE

Peter L.S. Currie (Chair)
Theodore H. Schell
John W. Stanton

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the audit and other services provided by Deloitte & Touche during the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009

Audit Fees:(1)	3,000	2,919
Audit Related Fees(2)	62	93
Tax Fees(3)	219	381
All Other Fees	—	—

Total Fees	$3,281	$3,393

(1)	Audit Fees: This category represents fees for the audit of our annual consolidated financial statements; the reviews of our interim consolidated financial statements, the audit of the Company’s internal control over financial reporting, subsidiary audits performed in connection with statutory or regulatory requirements, and services incurred in conjunction with the preparation of SEC registration statements and private securities offering memoranda.

(2)	Audit-related Fees: This category represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including attest services not required by statute or regulations.

(3)	Tax Fees: This category represents tax compliance and tax advisory services, including foreign tax return preparation and requests for rulings or technical advice from tax authorities.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accountant. These policies require that all audit and non-audit services provided by Deloitte & Touche to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accountant is allowed to provide; and

•	The services are brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the audit committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting.

Compensation Committee

The primary responsibilities of the Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. The Compensation Committee also administers and has discretionary authority over the issuance of stock awards under each of our stock compensation plans. The Compensation Committee met seven times during 2010.

Except as provided under the Equityholders’ Agreement, the Compensation Committee may delegate authority to review and approve the compensation of Clearwire’s employees to certain of Clearwire’s executive officers, including with respect to stock option or stock appreciation rights grants made under each of Clearwire’s stock option plans, stock compensation plans or stock appreciation rights plans.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, the Compensation Committee has sole authority to, among other things, determine compensation for the Chief Executive Officer of Clearwire and Clearwire Communications LLC, which we refer to as Clearwire Communications, and all executive officers of Clearwire and Clearwire Communications who report directly to the Chief Executive Officer.

In accordance with the Equityholders’ Agreement, the Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and an independent director. Messrs. McAndrews, Wolff, Cinali and Currie currently serve as our Compensation Committee members, and Mr. McAndrews serves as Chair of the Compensation Committee.

The Compensation Committee has formed a subcommittee comprised solely of non-employee directors for the purpose of approving all equity awards made to directors and executive officers. Messrs. McAndrews, Cinali and Currie serve as members of the subcommittee and qualify as non-employee directors as defined in Rule 16b-3 of the Securities Exchange Act of 1934. Although Mr. Wolff is not an employee, he does not qualify as a non-employee director because of his consulting relationship with Clearwire.

Nominating and Governance Committee

The Nominating and Governance Committee assists Clearwire’s Board of Directors with respect to: the organization, membership, and function of the Board of Directors, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board of Directors, corporate governance principles applicable to Clearwire and, Clearwire’s policies and programs that relate to matters of corporate responsibility. The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format, and frequency of the meetings. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, the Nominating and Governance Committee, when considering a potential candidate, does factor into its determination the following qualities of a candidate, among others: professional experience, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders. The Nominating and Governance Committee met two times during 2010.

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the nature, composition and duties of the committees of the Board of Directors. The Nominating and Governance Committee reviews and considers stockholder recommended candidates for nomination to the Board of Directors. The Board of Directors has established a policy whereby stockholders may propose nominees for consideration by the Nominating and Governance Committee by submitting the names and other relevant information to the Corporate Secretary at the following address: Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, Clearwire’s Nominating and Governance Committee consists of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. Messrs. Blessing , Collazo, Shell, Hersch and Wolff currently serve as our Nominating and Governance Committee members, and Mr. Hersch serves as the Chair of the Nominating and Governance Committee.

Operations Strategy Advisory Committee

The Operations Strategy Advisory Committee was established by the Board of Directors in February 2011. The primary responsibilities of the Operations Strategy Advisory Committee are to advise the Company’s officers on issues related to the development and implementation of the Company’s operating plans and to assist the Board in its review and understanding of any operating plans proposed by Management.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, each of Sprint, Intel, Eagle River, and the Strategic Investor Group is entitled to designate at least one designee to Clearwire’s Operations Strategy Advisory Committee. The Committee currently consists of five members, and may be expanded to include a director designated by Intel. Messrs. Blessing, Collazo, Eslambolchi, Ianna, Schell and Wolff currently serve as members of the Committee, and Mr. Schell serves as the Chair of the Committee.

Strategic Committee

The Strategic Committee was established by the Board of Directors in September 2010. The primary responsibilities of the Strategic Committee are to review, evaluate, negotiate and/or recommend for approval by the Board, or the disinterested or non-related party directors, as applicable, possible strategic transactions. Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, Clearwire’s Strategic Committee consists of five members, and may be expanded to include a director designated by each of Intel and the Strategic Investor Group. Messrs. Currie, Hersch, Schell, Stanton, and Wolff currently serve as members of the Committee, and Mr. Wolff serves as the Chair of the Committee. The Strategic Committee met 16 times during 2010.

Compensation of the Board of Directors

Compensation Program for Non-Employee Directors

The current Clearwire non-employee director compensation policy was adopted in January 2009 by the Compensation Committee. The Compensation Committee was assisted in this review by its compensation consultant, Towers, which provided advice and perspective regarding peer group practices (using the peer companies identified in the Compensation Discussion and Analysis and broader market trends. Directors receive an initial restricted stock unit award and follow-on annual stock awards. Annual stock awards are generally made in the first calendar quarter of each year at the same time as awards are granted to employees. In addition, the Chairman of the Board receives an annual cash retainer of $75,000, plus additional cash compensation of $5,000 per Board meeting and $1,000 per committee meeting. The Audit Committee Chair receives an annual cash retainer of $50,000 plus additional cash compensation of $2,000 per Board meeting and $1,000 per committee meeting. The Compensation and Nominating and Governance Committee Chairs each receive an annual cash retainer of $45,000 plus additional cash compensation of $2,000 per Board meeting and $1,000 per committee meeting. All other directors receive an annual cash retainer of $35,000 plus additional cash compensation of $2,000 per Board meeting and $1,000 per committee meeting. Any director who serves as chair of a special purpose committee receives an additional retainer equal to $10,000, prorated for the period in which such committee is actively meeting. Cash compensation is paid quarterly and directors are also reimbursed for actual out-of-pocket expenses.

Prior to his departure from the Company and the Board, Mr. Morrow did not participate in the compensation program for non-employee directors. He was compensated as an executive officer, as described in the section Executive Compensation. Fees earned by Messrs. Cowan, Elfman and Hesse were paid to their employer, Sprint Nextel Corporation, and fees earned by Messrs. Maloney and Sodhani were paid to their employer, Intel Corporation, in accordance with the terms of the Equityholders’ Agreement. Mr. Wolff, who joined the Board in January 2011, has an advisory services agreement with the Company, which provides that he will serve as a strategic advisor to the Company and will be paid a transaction fee if the Company enters into a strategic transaction on which he advised.

Fiscal 2010 Compensation for Non-Employee Directors

The following table sets forth fiscal 2010 compensation for non-employee directors.

		Stock	Option
	Fees Earned or	Awards	Awards
Name(1)	Paid in Cash ($)(2)	($)(3)	($)	Total ($)
William R. Blessing	2,000		-	$2,000
Mufit Cinali	2,000	-	-	2,000
Jose A. Collazo	55,000	119,756	-	174,756	(7)
Keith O. Cowan	40,250	-	-	40,250	(4)(8)
Peter L.S. Currie	111,000	119,756	-	230,756	(6)(7)
Steven L. Elfman	39,250	-	-	39,250	(4)(8)
Hossein Eslambolchi	2,000	-	-	2,000
Dennis S. Hersch	88,154	119,756	-	207,910	(7)
Daniel R. Hesse	44,250	-	-	44,250	(4)(8)
Frank Ianna	56,000	119,756	-	175,756	(7)
Sean M. Maloney	11,750	-	-	11,750	(5)(8)
Brian P. McAndrews	72,000	119,756	-	191,756	(7)
Craig O. McCaw	147,000	150,024	-	297,024	(6)(8)
Theodore H. Schell	97,500	119,756	-	217,256	(7)
Arvind Sodhani	42,250	-	-	42,250	(5)
John W. Stanton	92,000	119,756	-	211,756	(7)

(1)	Mr. Maloney resigned as a director on April 30, 2010; Messrs. Cowan, Elfman, and Hesse resigned as directors on September 28, 2010; Mr. McCaw resigned as a director on December 31, 2010; and Messrs. Blessing and Cinali and Dr. Eslambolchi, were appointed as directors on December 10, 2010. Mr. Sodhani resigned as a director on February 10, 2011.

(2)	Amounts in this column represent retainers, meeting fees and chair fees.

(3)	Amounts in this column represent the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718.

(4)	A total of $123,750 earned by Messrs. Cowan, Elfman and Hesse was paid directly to their employer, Sprint Nextel Corporation, in accordance with the terms of the Equityholders’ Agreement.

(5)	A total of $54,000 earned by Messrs. Maloney and Sodhani was paid directly to their employer, Intel Corporation, in accordance with the terms of the Equityholders’ Agreement. Mr. Maloney resigned from the Board of Directors in April 2010.

(6)	As of December 31, 2010, the aggregate number of shares of Clearwire common stock underlying outstanding unexercised option grants for Mr. Currie was 35,832 shares and for Mr. McCaw was 1,666,666 shares; no other non-employee directors held unexercised option grants.

(7)	As of December 31, 2010, the aggregate number of shares of Clearwire common stock and underlying outstanding unvested restricted stock unit awards for each non-employee director were: Messrs. Collazo, Currie, Hersch, Ianna, McAndrews, Schell and Stanton — 34,950 shares each; no other non-employee directors held unvested restricted stock unit awards.

(8)	Messrs. Cowan’s, Elfman’s and Hesse’s fees reflect their resignation as directors on September 28, 2010; Mr. Maloney’s fees reflect his resignation as a director on April 30, 2010; and Mr. McCaw’s fees reflect his resignation as a director on December 31, 2010.

Director Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for directors in order to align the interests of directors and stockholders. Each director who receives equity compensation is expected to hold at least 25,000 shares of Class A Common Stock of the Company within 3 years of joining the Board and retain at least 50% of all shares of restricted stock or restricted stock units granted by the Company as compensation until their service with the Company ends. The Board will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation, which we refer to as the Clearwire Charter, and the Clearwire Bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, which we refer to as the DGCL. It also contains provisions that provide for the indemnification of directors of Clearwire for third-party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

In addition, the Clearwire Charter states that Clearwire shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Clearwire, or is or was serving at the request of Clearwire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Further, on December 4, 2008, we entered into indemnification agreements with each of our directors and executive officers then in office, which we refer to as the Indemnification Agreements. Additionally, all director and executive officers joining us after that date have also executed Indemnification Agreements. Under the Indemnification Agreements, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. The Indemnification Agreements provide indemnification in addition to the indemnification provided by the Clearwire Charter, the Clearwire Bylaws and applicable law. Among other things, the Indemnification Agreements indemnify each director and executive officer for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer from any claims relating to any event or occurrence arising out of or in connection with the director’s or executive officer’s service to us or to any other entity to which the director or executive officer provides services at our request. Further, we have agreed to advance expenses the director or executive officer may spend as a result of any proceeding against the director or executive officer as to which such individual could be indemnified. Notwithstanding the other provisions of the Indemnification Agreements, we are not obligated to indemnify the director or executive officer: (1) for claims initiated by the director or executive officer, (2) for claims relating to payment of profits in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (3) if a final court decision determines that such indemnification is not lawful, and (4) if the director or executive officer did not act in good faith or the best interest of Clearwire, engaged in unlawful conduct, or is adjudged to be liable to Clearwire.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, which we refer to as the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Officers

The following sets forth certain information as of April 29, 2011, about Clearwire’s current executive officers, with respect to their service as executive officers of Clearwire.

Name	Age	Position
John W. Stanton	55	Interim Chief Executive Officer and Chairman of the Board
Erik E. Prusch	44	Chief Operating Officer
Hope F. Cochran	39	Chief Financial Officer
John C.B. Saw.	49	Chief Technology Officer and Senior Vice President
Teresa L. Elder	49	President of Strategic Partnerships and Wholesale
Broady R. Hodder	39	Senior Vice President, General Counsel & Secretary
David D. Maquera	48	Senior Vice President and Chief Strategy Officer

John W. Stanton—Interim Chief Executive Officer.  Mr. Stanton has served as a director of Clearwire Corporation since November 2008, as Chairman of the Board since January 2011, and as Interim Chief Executive Officer since March 2011. Mr. Stanton’s full biography can be found in the Election of Directors section of this Proxy Statement.

Erik E. Prusch—Chief Operating Officer.  Prior to being appointed as Chief Operating Officer in March 2011, Mr. Prusch served as Chief Financial Officer since August 2009. Prior to that, Mr. Prusch served as President and Chief Executive Officer of Borland Software from December 2008 to July 2009. He served as Chief Financial Officer of Borland from November 2006 to December 2008. Prior to Borland, he was Vice President of Finance in Intuit’s Turbo Tax division from January 2004 to November 2006. Prior to Intuit, he served as Chief Financial Officer of Identix Incorporated. Before this, Prusch served as Vice President, Finance and Operations at Gateway Computers, Incorporated. He began his career at Touche Ross and PepsiCo.

Hope F. Cochran—Chief Financial Officer.  Prior to being appointed as Clearwire’s Chief Financial Officer in March 2011, Ms. Cochran served as Senior Vice President, Finance and Treasurer since November 2008, and as Old Clearwire’s Senior Vice President, Finance since August 2008 and as Treasurer since June 2006. From November 2005 to August 2008, Ms. Cochran was Old Clearwire’s Vice President, Finance. Previously, from May 2003 to August 2005, Ms. Cochran served as the Chief Financial Officer of Evant Incorporated, a planning and logistics software developer. From May 2001 to May 2003, Ms. Cochran served as the Controller of the Americas—Sales Operations for PeopleSoft, Inc. Before 2001, Ms. Cochran was a founder and served as the Chief Financial Officer of SkillsVillage, a contractor supply chain management software provider, until its sale to PeopleSoft, Inc. In both chief financial officer positions, Ms. Cochran managed corporate finance, accounting, human resources, legal and facilities. Ms. Cochran began her career as an auditor at Deloitte & Touche.

John C.B Saw, Ph.D.—Chief Technology Officer and Senior Vice President. Prior to being appointed as our Chief Technology Officer and Senior Vice President in November 2008, Dr. Saw served as Old Clearwire’s Chief Technology Officer since July 2007. From October 2003 to July 2007, Dr. Saw served as Clearwire Corporation’s Vice President of Engineering. Before joining Old Clearwire, from 2002 to 2003, Dr. Saw was Senior Vice President and General Manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. From 1997 to 2002 Dr. Saw served as Chief Engineer and Vice President of Engineering at AT&T Wireless (now AT&T). At AT&T Wireless, Dr. Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest orthogonal frequency-division multiplexing (OFDM)-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Before joining AT&T Wireless, Dr. Saw spent nine years in various leadership positions at

Nortel where he was involved in the development of TDMA, GSM, CDMA and fixed wireless cellular infrastructure and microwave radio products.

Teresa L. Elder—President Strategic Partnerships & Wholesale. Prior to being appointed as our President Strategic Partnerships & Wholesale in August 2009, Ms. Elder was CEO of Vodafone, Ireland — a wholly owned subsidiary of Vodafone Group, PLC from January 2005 to January 2007. Before joining Vodafone, she served as President West of AT&T Broadband (now part of Comcast). Prior to this she was Senior Vice President, West at MediaOne Group; and Vice President, Operations—National Markets at Media One.

Broady R. Hodder—Senior Vice President, General Counsel and Secretary. Prior to being appointed as Clearwire’s Senior Vice President, General Counsel and Secretary in November 2008, Mr. Hodder served as Old Clearwire’s Vice President and General Counsel since May 2006 and Secretary since June 2006. Previously, Mr. Hodder served as Old Clearwire’s Corporate Counsel and Assistant Secretary from November 2004 to November 2005 and Vice President Legal, Finance and Corporate Development from November 2005 to May 2006. Before joining Old Clearwire, from April 2001 to November 2004, Mr. Hodder was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 2004. Before joining Davis Wright Tremaine LLP, Mr. Hodder was a lawyer with Gray Cary Ware & Freidenrich LLP and Lionel Sawyer and Collins Ltd.

David D. Maquera—Senior Vice President and Chief Strategy Officer. Prior to being appointed as our Senior Vice President and Chief Strategy Officer in November 2009, Mr. Maquera most recently served as Vice President of Strategic Development for Cricket Communications/Leap Wireless, Inc., where he was responsible for delivering strategic initiatives to successfully drive the company’s growth, including development of its wireless broadband product, strategic partnerships, and spectrum acquisitions. In eight years at Cricket/Leap, Mr. Maquera also served as the company’s Chief Information Officer and as Vice President of Product Engineering, where he developed and launched Cricket’s first mobile data products. Prior to Cricket/Leap, Mr. Maquera was a co-founder and Executive Vice President of Product and Technology for Backwire, Inc., a media and technology start-up company, which was acquired by Leap in 2001. Before Backwire, he was a consultant with McKinsey & Company, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our employees prepare these reports for certain of our directors and all of our executive officers on the basis of information obtained from the Company’s records. Based on information available to us during fiscal year 2010, we believe that all applicable Section 16(a) filing requirements were met, other than a one day late Form 4 filing by each of our directors and officers related to the equity portion of their annual grant payable in Restricted Stock Units, and one late filing each for Messrs. Collazo, Maquera, McCaw, and Mr. Kevin Hart, our former Chief Information Officer.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be delivered to the Company’s Secretary at 4400 Carillon Point, Kirkland, Washington 98033, or by email to investorrelations@clearwire.com, with a request to forward the same to the intended recipient. Each communication should identify the general topic of the communication. In general, all stockholder communication delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be initially received and processed by the Company before being forwarded in accordance with the stockholder’s instructions. Communications may also be referred to other departments within the Company. The Company will generally not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of March 31, 2011 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;

•	each member of our Board of Directors and each nominee for director;

•	each of our named executive officers listed in the Summary Compensation Table; and

•	all current members of our Board of Directors and our executive officers as a group.

Information provided for FMR LLC is based on the latest Schedule 13G reports that such investor had filed with the SEC as of the date of this Proxy Statement. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person and each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033.

	Class A(1)	% of Class A	Class B	% of Class B	% Voting

5% Stockholders:
Sprint HoldCo LLC(2)(3)	531,724,348	68.4%	531,724,348	71.5%	53.8%
Intel Capital Corporation(2)(4)	102,404,811	32.9%	65,644,812	8.8%	10.3%
Comcast Corporation(2)(5)	88,504,132	26.5%	88,504,132	11.9%	8.9%
Eagle River Holdings, LLC(2)(6)	39,639,803	15.9%	2,728,512	*	3.9%
Google Inc.(2)(7)	29,411,765	12.0%	-	-	3.0%
Time Warner Cable Inc.(2)(8)	46,404,782	15.9%	46,404,782	6.2%	4.7%
FMR LLC(18)	49,472,585	20.1%	-	-	5.0%
Named Executive Officers and Directors:
John W. Stanton(9)	1,823,135	*	-	-	*
William Blessing	-	-	-	-	-
Mufit Cinali	-	-	-	-	-
Jose A. Collazo	56,700	*	-	-	*
Peter L.S. Currie(10)	387,504	*	-	-	*
Hossein Eslambolchi	-	-	-	-	-
Dennis S. Hersch	34,700	*	-	-	*
Frank Ianna	34,700	*	-	-	*
Brian P. McAndrews(11)	34,740	*	-	-	*
Theodore H. Schell	54,700	*	-	-	*
Benjamin G. Wolff(12)	2,089,166	*	-	-	*
William T. Morrow(13)	1,558,309	*	-	-	*
Erik E. Prusch(14)	92,710	*	-	-	*
G. Michael Sievert(15)	123,374	*	-	-	*
Teresa L. Elder(16)	76,338	*	-	-	*
John C.B. Saw(17)	304,623	*	-	-	*
All directors and executive officers as a group (20 persons)	7,411,552	3.0%	0	0.0%	0.3%

*	Less than 1%

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of March 31,

2011. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 245,626,510 shares of Class A Common Stock and 743,481,026 shares of Class B Common Stock outstanding as of March 31, 2011.

(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of Clearwire directors, each of Sprint, Comcast, Eagle River, Bright House Networks, Time Warner Cable, Google and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including, 531,724,348 shares of Class B Common Stock issued to Sprint HoldCo LLC, which we refer to as the Sprint Shares; 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment I, Inc., which we refer to as the Comcast I Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment II, Inc., which we refer to as the Comcast II Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment III, Inc., which we refer to as the Comcast III Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment IV, Inc., which we refer to as the Comcast IV Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment V, Inc., which we refer to as the Comcast V Shares, and 26,739,427 shares issued to Comcast Wireless Investment VI, Inc., which we refer to as the Comcast VI Shares, which together with the Comcast I Shares, the Comcast II Shares, the Comcast III Shares, the Comcast IV Shares, and the Comcast V Shares we refer to as the Comcast Shares; 35,922,958 shares of Class A Common Stock issued to Eagle River Holdings LLC, which we refer to as the Eagle River Shares; 8,474,440 shares of Class B Common Stock beneficially owned by BHN Spectrum Investments, LLC, a subsidiary or affiliate of Bright House Networks and which we refer to as the Bright House Networks Shares; 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings I LLC, which we refer to as the TWC I Shares, 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings II LLC, which we refer to as the TWC II Shares, and 15,468,260 shares of Class B Common Stock issued to TWC Wireless Holdings III LLC, which we refer to as the TWC III Shares, which, together with the TWC I and TWC II Shares, we refer to as the Time Warner Cable Shares; 29,411,765 shares of Class A Common Stock beneficially owned by Google Inc., which we refer to as the Google Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 33,333,333 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008A, which we refer to as the Intel 2008A Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008B, which we refer to as the Intel 2008B Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008C, which we refer to as the Intel 2008C Shares, and 93,333 shares of Class A Common Stock issuable on exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel, which we refer to as the Middlefield Shares ,which together with the Intel Cayman Shares, the Intel Capital Shares, the Intel 2008A Shares, the Intel 2008B Shares and the Intel 2008C Shares, we refer to as the Intel Shares. Each of the above referenced stockholders have waived their right to exercise the rights that were issued to them in that certain Rights Offering as more fully described in the Corporate Structure section of our Form 10-K report filed with the SEC on February 22, 2011, and therefore such rights are not included in the share totals for these stockholders. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of his pecuniary interest therein.

(3)	Includes 531,724,348 shares of Class B Common Stock issued to Sprint HoldCo LLC. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(4)	Includes the Intel Shares. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes the Comcast Shares. The address of each holder of Comcast Shares is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(6)	Includes 35,922,958 shares of Class A Common Stock, 375,000 shares of Class A Common Stock issuable on exercise of warrants, 613,333 shares of Class A Common Stock issuable on exercise of warrants, and 2,728,512 shares of Class B Common Stock. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(7)	Includes 29,411,765 shares of Class A Common Stock beneficially owned by Google. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(8)	Includes the Time Warner Cable Shares. The address of each holder of Time Warner Cable Shares is 60 Columbus Circle, New York, New York 10023.

(9)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 100,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.

(10)	Includes 35,832 shares of Class A Common Stock subject to options granted to Mr. Currie and exercisable within 60 days of March 31, 2011. Includes 50,000 shares indirectly held through the Currie Family Trust dated 2/03/1999, for which Mr. Currie is a Trustee.

(11)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

(12)	Includes 2,088,666 shares of Class A Common Stock subject to options granted to Mr. Wolff and exercisable within 60 days of March 31, 2011.

(13)	Includes 1,027,915 shares of Class A Common Stock subject to options granted to Mr. Morrow and exercisable within 60 days of March 31, 2011.

(14)	Includes 90,699 shares of Class A Common Stock subject to options granted to Mr. Prusch and exercisable within 60 days of March 31, 2011.

(15)	Includes 116,158 shares of Class A Common Stock subject to options granted to Mr. Sievert and exercisable within 60 days of March 31, 2011.

(16)	Includes 46,808 shares of Class A Common Stock subject to options granted to Ms. Elder and exercisable within 60 days of March 31, 2011.

(17)	Includes 304,623 shares of Class A Common Stock subject to options granted to Dr. Saw and exercisable within 60 days of March 31, 2011.

(18)	The address of such stockholder is 82 Devonshire Street, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Compensation Committee of our Board of Directors for 2010 for the executive officers who are named in the Summary Compensation Table below (the “named executive officers”). These named executive officers are: Erik E. Prusch, Chief Operating Officer and former Chief Financial Officer, Teresa L. Elder, President of Strategic Partnerships & Wholesale, John C.B. Saw, Chief Technology Officer and Senior Vice President, G. Michael Sievert, former Chief Commercial Officer, and William T. Morrow, former Chief Executive Officer and Director. The information in this discussion provides perspective and analysis relating to, and should be read along with, the executive compensation tables and narrative discussion set forth below.

Overview

Compensation Philosophy and Objectives

Our compensation program reflects our philosophy to pay all of our employees, including our named executive officers, in ways that:

•	Attract and retain the best talent;

•	Ensure each employee’s total compensation package is competitive with our peers;

•	Align employee incentives with the best interests of our stockholders through short-term cash incentives and long-term stock incentives that are tied to achievement of specified performance objectives, and;

•	Support our mission, values and guiding principles.

To achieve these objectives for Clearwire’s named executive officers, the Compensation Committee reviews and determines all components of executive officer compensation. These components tie a substantial portion of our executive officers’ overall compensation to key strategic, financial and operational goals for the Company, such as our earnings, our yearly cash spend, our subscriber numbers, the satisfaction levels of our wholesale partners and our employees, development of our network, and network performance.

Elements of Compensation and Pay Mix

Compensation for our named executive officers consists of the following elements:

•	Base pay

•	Short-term incentive compensation (discretionary performance-based bonus)

•	Long-term incentive compensation (equity compensation such as stock options and restricted stock units)

•	Health and welfare benefits

Our pay elements are in keeping with our culture and align with current practice of our peers. The majority of the annual compensation received by our named executive officers, specifically their annual performance bonuses and equity compensation, is determined by the Compensation Committee after reviewing either the performance of the Company, the individual performance of the executives themselves, or both factors.

Summary of Executive Compensation Changes

The Compensation Committee regularly evaluates and calibrates the compensation programs for our executive officers to confirm that pay programs relate to the specific strategies and performance drivers of the Company. During 2010 and 2011, the committee’s evaluation of compensation practices resulted in the following notable changes to our compensation practices and plans:

Form and Timing of Equity Awards. As part of its review of executive and equity compensation, the Compensation Committee reviewed how and when we grant equity to our named executive officers. Historically we have provided our named executive officers with stock-based incentives in the form of 50% of the equity value from stock options and 50% of the equity value in restricted stock units that generally vest over four years at a rate of 25% per year. Equity grants have generally been made semi-annually in the third quarter of each year based on first-half performance and in the first quarter of each year based on second-half performance. Beginning with grants made in the third quarter of 2010, the committee determined that 100% of the equity value to executive officers would be made in the form of restricted stock units, which the committee believes is a more effective retention and long-term incentive vehicle than stock options. In the first quarter of 2011, the committee determined to make equity grants in the future only once a year, in the first calendar quarter, based on full-year performance.

Executive Continuity Plan. The Company implemented the 2010 Executive Continuity Plan for executive officers in April 2010 and amended the plan in March 2011. The plan provides for severance pay and benefits for certain types of terminations for executive officers and is intended to help retain, incentivize and focus highly qualified executives. Except for Mr. Morrow, the plan replaces the prior Change in Control Severance Plan and the severance provisions contained in the individual offer letter of participating executive officers. Among other provisions, the plan eliminated the full excise tax gross up in the Change in Control Severance Plan and generally reduced the amounts of severance payments and benefits, in comparison to the benefits offered under the Change in Control Severance Plan.

Stock Option Exchange. As part of its review of executive and equity compensation, the Compensation Committee considered how best to continue to incentivize and reward our employees who hold underwater stock options. Upon recommendation of the Board of Directors and the committee, stockholders holding a majority in interest of the Company’s capital stock have approved Amendments to the Company’s equity plans to permit the exchange of certain underwater stock options for a lesser number of RSUs. We believe the Exchange Offer is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. The Company’s executive officers, including the named executive officers other than William T. Morrow, will be eligible to participate in the Exchange Offer. Members of the Board of Directors will not participate in the Exchange Offer.

Role of Compensation Committee, Compensation Consultants and Management

The Compensation Committee has primary responsibility for determining the compensation provided to our executive officers. The committee receives information and advice from its compensation consultant and from management and makes a determination of executive officer compensation.

The Compensation Committee retained Towers Watson (“Towers”) in 2009 for advice regarding compensation for 2010. Towers reports directly to the committee and does not provide services to Clearwire management. Towers is a nationally recognized consulting firm with extensive experience in the area of executive compensation. Towers closely monitors executive compensation practices and trends and maintains an extensive executive compensation survey database covering industry trends. The services provided by Towers to the committee regarding 2010 compensation is more fully discussed below in Overview of Compensation Setting Process.

Our Chief Executive Officer and human resources leaders regularly attend Compensation Committee meetings and consult periodically with the committee to review our executive compensation practices against our defined comparative framework. These members of management review and comment on the market compensation data provided by our human resources department, including the makeup of market comparison groups and the description of comparable officer positions, utilizing the competitive market data, along with other factors related to an executive officer’s position, experience, and individual performance, to develop proposed compensation levels for each executive officer. These members of management also review and recommend performance goals and goal weightings for our short-term and long-term incentive plans, and present these compensation proposals to the committee, which reviews and may modify the proposals.

Overview of Compensation Setting Process

The Compensation Committee evaluates individual executive officers’ experience and performance with a goal of setting compensation at levels the committee believes are comparable with the levels of compensation provided to executive officers in other companies with whom we compete for executive talent or that are of similar size or industry profile, while taking into account our relative performance and our own strategic goals.

To assist the Compensation Committee, the Company periodically retains compensation consultants to review our policies and procedures with respect to executive officers’ salary, short-term incentive and long-term incentives. We compile data and participate in the most directly relevant compensation surveys conducted by independent third parties.

We review both cash and equity compensation with respect to the available market data at least annually.

In our 2010 review, we compared our executives’ compensation structure and levels to those of comparable companies using the Radford Executive Survey focusing on peer companies meeting these two criteria:

•	Scope: Revenue between $1 billion and $3 billion

•	Industry: In one of the following sectors:

•	Network products/services

•	Computer/peripherals

•	Software products/services

•	Telecommunications

The peer companies in the Radford Executive Survey that met these criteria were as follows:

3Com	Fiserve	Paetec
Acer America	Flir Systems	Palm
Activision Blizzard	Fujitsu America Management	Pearson Education
AcXiom	General Atomics	Polycom
ADC Telecommunications	Hitachi America	Ricoh Electronics
Adobe Systems	Hitachi Data Systems	Sabre Holdings
Alliance Data Systems	Hughes Network Systems	Salesforce.com
Amdocs	Intellectual Ventures	Sandia National Labs
America Tower	Intelsat	SAS
Arris Group	International Game Tech	Sensata Technologies
AutoDesk	Intuit	Sony Computer Entertainment America
Battelle Memorial Institute	Invensys	SunPower
Bell Microproducts	Itron	Sybase
BMC Software	JDS Uniphase	Synopsys

Bose	Juniper Networks	Take Two Interactive Software
Brocade Communications	Lawrence Livermore Nat’l Lab	Tellabs
CA	Level 3 Communications	Teradata
Cadence Design Systems	LexisNexis	Toshiba America Information Systems
Cerner	Lexmark International	Trimble Navigation
Citrix Systems	Logitech	TW Telecom
Commscope	Los Alamos National Laboratory	UTStarcom
Compucom	Lucasfilm LTD	Virgin Mobile
Compuware	McAfee	VMware
Cricket Communications	MEMC Electronic Materials	Windstream Communications
Echostar Technologies	Metavante	Xyratex International
Electronic Arts	Molex
Ericsson	NetApp

In addition, Towers recommended a peer group of technology and telecommunications companies that was approved by the Compensation Committee to benchmark equity grant practices, overhang, burn rate, non-employee director compensation and executive severance practices. The companies in this peer group are as follows:

3Com*	ADC Telecommunications*	Adobe Systems
Autodesk	BMC Software	Brocade Communications
Cadence Design Systems	Citrix Systems	Compuware
Earthlink	Hughes Communications	Intuit
JDS Uniphase	Leap Wireless International	McAfee*
Palm*	Synopsys	Tellabs
UTStarcom	Verisign	VMware

*	These companies are no longer publicly traded and will not be included in the peer group in the future.

Several factors were considered in selecting this peer group, including industry, products and services offered, revenue level, and competitors for executive talent in our labor markets. The Compensation Committee determined that this group of peer companies is representative of our executive talent pool and our product and market profile and appropriate from a size perspective.

The Compensation Committee evaluated 2010 compensation decisions in light of the peer company analysis to ensure that named executive officer compensation is competitive with the identified peer group and sufficient to recruit and retain qualified executives. The cash compensation packages (base salary and annual incentive award targets) for executive officers hired in 2009 (which includes all the named executive officers except Dr. Saw) were established as part of our negotiations to secure their employment and reflect current competitive market conditions. Base salary and annual incentive award targets were not targeted or benchmarked to any particular percentile of compensation paid by other companies, but rather the committee considered peer group compensation as one factor in making its compensation decisions. Other factors included the criticality, experience and scope of position for the executive. Base salaries were adjusted for 2010 as described below. Based on the peer group analysis, we generally have a higher-than-median approach to base salaries and short-term incentives (annual performance bonuses) for our named executive officers. This approach is intended to offset the perceived risk of joining an early-stage company such as Clearwire. For 2010 compensation we targeted long-term equity compensation at the 65th percentile of the Radford Executive Survey companies, as described below under Equity Compensation.

Elements of Executive Compensation Programs

Elements of Compensation and Pay Mix

The compensation packages for our named executive officers include a mix of cash and equity-based compensation. The major compensation components are:

•	Base pay, which forms a stable part of our named executive officers’ compensation packages

•	Discretionary annual cash bonuses that are based on our short-term strategic, operational and financial performance measured against specific pre-established goals

•	Long-term equity incentive compensation such as stock options and restricted stock units

•	Health and welfare benefits

Base Salary

We set base salaries for our executive officers at levels which we believe are competitive based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. We compare executive officer base salaries to the median or 50th percentile of salaries paid by comparable companies for comparable positions. With our named executive officers, we set base salaries based on level of responsibility, span of control and experience. Each year the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based on their individual performance and the recommendations of our Chief Executive Officer. The Chief Executive Officer does not participate in the discussion or decisions regarding his own compensation. Base salaries are reviewed annually, as well as at the time of hire, promotion or changes in responsibility. Base salaries may also be adjusted from time to time to realign salaries with market levels. Base salary changes also impact target bonus amounts and actual bonus payouts, which are based on a percentage of base salary.

For 2010 the Chief Executive Officer recommended pay increases for certain executive officers not to exceed the total Company-wide merit budget of 2%. The Compensation Committee approved the following pay increases related to 2009 performance; Erik E. Prusch received a 1% increase to his base salary from $475,000 to $479,750 to reflect the success in raising $4.3 billion including $1.6 billion of additional financial support from Strategic Investors, and the refinancing of our debt. The base salary for G. Michael Sievert was increased 2.5% from $450,000 to $461,250 to reflect Mr. Sievert’s contributions to the sales and marketing efforts that resulted in the addition of 642,000 retail subscribers and the largest (at that time) net add quarter in the Company’s history — a fourth quarter 2009 retail subscriber growth of 87,000. The base salary for Teresa L. Elder was increased 1% from $375,000 to $378,750 in recognition of her contributions toward the success of the wholesale channel and the addition of 46,000 wholesale subscribers in the fourth quarter of 2009. Dr. John C.B. Saw received a 1% base salary increase from $375,000 to $378,750 to recognize the achievement of bringing 4G to 27 markets across the United States covering 34 million people by the end of 2009. The committee did not increase the base salary for Mr. Morrow.

Discretionary Annual Incentive Bonus Plan

The Compensation Committee has the authority to award discretionary performance-based bonuses to our executive officers under the terms of our 2007 Annual Performance Bonus Plan payable in whole or in part in cash, in our Common Stock or in other property. Pursuant to the plan, the Compensation Committee selects, at its discretion, those executive officers of the Company or its subsidiaries who are to participate in the plan. The Compensation Committee also establishes the terms and conditions applicable to any award granted under the plan and whether a participant will be eligible to receive an award under the plan in accordance with such terms and conditions, and takes all other actions necessary for the plan’s administration.

Performance Measurement

Annual, performance-based awards are intended to compensate executive officers for achieving Company-wide financial and operational goals and objectives. These objectives generally relate to important, strategic factors discussed below. For 2010, the Company chose not to take into account any individual objectives or goals in determining the amount of the annual performance-based awards.

Generally, discretionary bonuses are paid annually in the first quarter following completion of a given fiscal year provided a plan participant is then employed by the Company or any of its subsidiaries. The actual amount of any bonuses awarded will be determined by the Compensation Committee in its sole discretion. While the committee may elect to award bonuses based on the attainment of Company objectives, the committee, at its discretion, may elect to forego awarding any bonuses or to increase or decrease the amount of any bonuses awarded based on each executive officer’s individual performance and contribution to our strategic goals. For 2010, the Company elected to limit annual performance bonuses to a maximum of 120% of the target annual bonus payout, and all named executive officers received the same percentage payout of their bonus.

For 2010, we focused on eleven key metrics of organizational success to determine our overall discretionary bonus pool. The table below summarizes the metrics and weightings for Company performance in 2010, followed by an explanation of each metric.

	Minimum				Target for
	Target to		FY10		Maximum
	Receive		Target		Payout
	Payout (60%		(100% of		(120% of
	of Targeted		Targeted		Targeted		2010				Payout
Measure	Bonus)		Bonus)		Bonus)		Actual		Weighting	Achieved	Factor
Retail Net Promoter Score	*		*		*		*		5%	*	0%
Achieve an average Wholesale Partner Satisfaction score of 7.3 in 2010	5.84		7.3		7.666		6.75		5%	6.75%	80%
Build to our budget population goal of 120M	96M		120M		126.12M		112M		10%	93.30%	80%
Network reliability	*		*		*		*		5%	*	60%
Network speed goal	*		*		*		*		5%	*	120%
Achieve our ending wholesale subscriber goal of 1.310M	1.048		1.31M		1.377M		3.25M		15%	248.09%	120%
Achieve our ending retail subscriber goal of 1.18M	944M		1.18M		1.24M		1.10M		15%	93.22%	80%
Meet our adjusted EBITDA target ($1.049M)	$(839.2M	)	$(1.049M	)	$(1.103M	)	$(1.23M	)	15%	85%	80%
Meet our cash flow target of 2.854B	$(3.4248B	)	$(2.854B	)	$(2.708B	)	$(3.50B	)	15%	117%	60%
EES 2 Point Improvement over 2009 (from 69 to 71)	67%		71%		72%		67.52%		5%	67.52%	60%
Reduce voluntary attrition from an average of 2.1% to 1.8%	2.16%		1.80%		1.71%		2.00%		5%	111.1%	80%
									100%		79%

*	The specific target levels for retail net promoter score and the network performance factors (reliability and speed) are highly confidential metrics, the disclosure of which would cause competitive harm to the Company. The Company believes the ability to meet or exceed these individual criteria was approximately as difficult as the achievement of the other bonus criteria set by the Company.

•	Retail Net Promoter Score is a measure of how likely companies would be to recommend Clearwire. The score is based on the percentage of surveyed customers who strongly recommend less the percentage who are neutral or who would not recommend.

•	Wholesale Partner Satisfaction is based on achieving an average wholesale partner satisfaction score using average quarterly surveys in 2010.

•	Network factors accounted for 20% of our bonus factor percentage and consisted of the following factors:

•	Building our network to achieve our 2010 covered population goal of 120 million people.

•	Network reliability, which is based on a goal of achieving a certain percentage of availability of the network, as measured by amount of time the network is available to customers.

•	Network speed, a measure used to ensure that our customers have the high-speed experience they expect when using our service. The target for this metric is measured by the average throughput (in Mbps) that will be experienced by our customers during the top three busiest (peak) hours of the week.

•	Wholesale subscriber and retail subscriber goals are measures of our success in selling and marketing our product to wholesale and retail subscribers. The wholesale side of our business is increasingly important and the Company believes that it is critical that we enable the continued success of our wholesale business partners. Additionally, retail remains a vital channel for our business and enables us to broadcast our name into the marketplace.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) target is a measure of success in selling our products and services.

•	Cash flow represents a measure of how cost effectively we are building our network, and the efficiency of our use of corporate funds to run our business.

•	Employee Engagement and Voluntary Attrition are measures of our success in retaining our employees and keeping them engaged. We believe that it is important that Clearwire employees enjoy their work and feel a sense of pride and commitment to the Company.

For the 2010 fiscal year, based on the performance of the Company against the performance goals, the weighted payout factor for annual discretionary performance bonuses was equal to 79% of the executive officers’ target bonuses. The Compensation Committee elected to award annual bonuses based on this percentage and did not exercise discretion to increase or decrease the percentage of any executive officer’s annual bonus target earned.

Cash Incentives Paid for 2010

Each named executive officer is eligible for an annual discretionary performance bonus that is based on a specified percentage of such named executive officer’s base salary. The table below shows the fiscal 2010 target bonus as compared to the actual performance bonuses paid for each of the named executive officers.

	Annual Non-Equity
	Incentive	Salary
	Bonus	as of	Annual Non-Equity	Actual Non-Equity
	Target as a %	12/31/10	Incentive	Incentive	Actual Payout as a %
Name	of Base Salary	($)	Bonus Target(1)($)	Bonus Payout($)	of Target
William T. Morrow	100%	$900,000	$900,000	$711,000	79%
Erik E. Prusch	100%	479,750	479,750	379,003	79%
Teresa L. Elder	60%	378,750	227,250	179,528	79%
John C.B. Saw	50%	378,750	189,375	149,606	79%
G. Michael Sievert	75%	461,250	345,938	273,291	79%

(1) Based on salary at 2010 year end.

Equity Compensation

We believe that strong long-term performance is best achieved through fostering an ownership mentality among our employees. We primarily use stock and stock-based awards to create an ownership culture among our employees that is aligned with our stockholders’ interests. We provide long-term incentive compensation to our executive officers and other selected employees through the 2008 Stock Compensation Plan, which was adopted by our Board of Directors and approved by the stockholders of the Company in 2008.

Our stock compensation plans are intended to provide the principal method for our executive officers to acquire equity or equity-linked interests in the Company. We used a combination of methodologies in reviewing peer data, including comparable industry and company size to establish an appropriate balance of cash compensation and equity ownership. The Compensation Committee’s general policy is to review and approve equity grants to executive officers based on:

•	A review of competitive compensation data;

•	Assessment of individual and company performance;

•	A review of each executive officer’s existing long-term incentives; and

•	Retention considerations.

We used the following comparative peer group of companies from the Radford Executive Survey to determine the target equity values for each executive officer at the 65th percentile.

•	Revenue range between $1 billion to $3 billion

•	Technology companies consisting of Computer/Peripherals, Network Products/Services, Software Products/Services and Telecommunications

In recommending to the Compensation Committee the restricted stock unit grants awarded to executive officers in 2010, the Chief Executive Officer took into consideration individual and functional performance relative to the target award. The Compensation Committee determined the actual grant awarded to Mr. Morrow.

The Company has historically used a blended equity compensation package, including stock options and restricted stock units. Equity grants were generally made at the commencement of employment and then on a semi-annual basis thereafter. Occasionally, equity grants were granted following a significant change in job responsibilities or to meet other special retention or performance objectives. In March 2010, the equity grants to executive officers included a blend of stock options and restricted stock units. However, following a change in policy made by the Compensation Committee, the semi-annual grants made in September 2010 were made solely in the form of restricted stock units. We believe that restricted stock units are a more effective retention and long-term incentive vehicle than stock options. In consultation with the Compensation Committee’s compensation consultant, we applied a 20% reduction to the option value to convert the stock option component to restricted stock units. The Compensation Committee determined in September 2010 to make equity grants in the future only once a year, in the first calendar quarter beginning in 2011.

Stock Options

Although the Company has shifted from semi-annual grants of stock options and restricted stock units to grants consisting solely of restricted stock units on an annual basis, periodic stock option grants may continue to be made at the discretion of the Compensation Committee to eligible employees, and in appropriate circumstances, the committee will consider the recommendations of members of management, such as our Chief Executive Officer or human resources leaders.

Stock option grants made under each of our plans in 2010 or prior have an exercise price equal to the fair market value of the common stock on the date of grant (closing price on date of grant). Typically, stock option grants vest 25% per annum, based on continued employment over a four-year period, and expire ten years after the date of grant. Certain executive officers have different vesting terms pursuant to their offer letters.

Restricted Stock Units

Restricted stock units are used to attract and retain executive officers through long-term vesting and potential wealth accumulation. For the March 2010 grants, we continued our practice of granting a mix of stock options and restricted stock units to offer additional diversification of executive officers’ equity holdings. The September 2010 grants were delivered solely in the form of restricted stock units. The Compensation Committee determined that stock options were not delivering the intended value and that restricted stock units provided a greater retention incentive. Restricted stock units granted to key employees and executive officers in 2010 generally vest 25% per year.

We continually evaluate which equity award vehicles achieve the best balance between our aims to reward and retain key contributors and create and maintain long-term stockholder value.

Perquisites and Benefits

Our executive officers are eligible to participate in the same benefit programs as all other employees. These benefits include the following:

• Medical and dental care plans	• Dependent and health care Flexible Spending Accounts
• Life, accidental death and dismemberment and disability insurance	• Employee Assistance Programs (confidential counseling)
• Short-term and long-term disability programs	• 401(k) plan
• Voluntary and Discount Programs	• Patent Award Program
• Paid time off

Starting in 2010 the Company introduced executive wellness benefits and financial and tax planning assistance benefits for executive officers. The wellness benefit is capped at $7,500 per year and financial/tax planning assistance is capped at $15,000 per year. In addition, every three years, the Company will reimburse up to $1,000 in legal fees incurred in having estate planning documents reviewed or revised. The Company does not provide a full gross-up on the taxes relating to such benefits, but instead provides tax assistance on the value of the benefits received. The tax assistance is based on a 25% federal supplemental tax rate and Medicare tax rate of 1.45%. State tax rates for supplemental payments vary. We believe these benefits are reasonable in scope and amount and are in line with the benefits typically offered by other companies we compete with for executive talent.

Consistent with our compensation philosophy, we intend to maintain our current benefits for our executive officers. However, the Compensation Committee in its discretion may revise, amend or add to the executive officers’ benefits if it deems it advisable.

Post-Termination Compensation

Qualified Retirement Plan

Our executive officers are eligible to participate in our 401(k) plan on the same basis as other eligible employees. Clearwire makes a company match of 50% of employees’ contributions on the first 6% of eligible pay, up to 3% of employees’ eligible compensation each pay period. These company matching contributions vest over a three-year period commencing on the employees’ hire date. Employee-deferral contributions are always 100% vested.

The Company does not offer a defined benefit pension plan or any other qualified retirement plan arrangements. None of our named executive officers participates in or has account balances in any other qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in any deferred compensation plans maintained by the Company. The Compensation Committee may elect in the future to provide our executive officers and other employees with nonqualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Severance and Change in Control Benefits

The Company’s 2010 Executive Continuity Plan provides for severance pay and benefits for certain types of terminations for executive officers and is intended to help retain, incentivize and focus highly qualified executives. Except for Mr. Morrow, the 2010 Executive Continuity Plan replaces the prior Change in Control Severance Plan and the severance provisions contained in the individual offer letters of participating executive officers. Among other provisions, the 2010 Executive Continuity Plan eliminated the full excise tax gross-up in the Change in Control Severance Plan and generally reduced the amounts of severance payments and benefits. See Potential Payments on Termination or Change in Control for additional information about severance and change in control benefits for the named executive officers.

Additional Considerations

Equity Granting Practices

The Compensation Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards. In July 2009, the committee adopted a Stock Compensation Policy, which was most recently amended in September 2010. The Stock Compensation Policy ensures that the timing of grants is done on a consistent schedule and that the terms of the grants are standard across the Company. Historically, we typically made our annual long-term incentive grants semi-annually, at the time of the regular meetings of the committee in March and September so that vesting occurred in an open trading window following our earnings announcements. In the first quarter of 2011, the committee determined to make equity grants in the future only once a year, in the first calendar quarter, based on full-year performance. We plan to continue to make the grants in an open trading window. The committee has established a subcommittee composed of three independent directors that is responsible for approving equity awards to our executive officers. The committee has also delegated authority to grant certain other awards within specified limits and on specified terms and conditions to our Chief Executive Officer, acting together with one of the following officers: the Chief Operating Officer, the Chief Financial Officer or the General Counsel. Grants made under this delegation are generally for the purpose of recruiting new hires, and are made throughout the year on the first day of the calendar quarter or the following business day. All stock option grants will have an exercise price equal to the fair market value of our common stock on the grant date. This policy applies to all stock compensation awards granted by the Company under the 2008 Plan.

Accounting and Tax Implications

The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We recognize compensation costs for stock option and restricted stock unit awards in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed for those shares expected to vest on a graded vesting schedule over the requisite service period of the award.

Compensation Risks

We believe that the mix and design of the elements of compensation described in this Compensation Discussion and Analysis are well balanced and do not encourage management to assume excessive risk. Our pay mix is balanced among base salary, short-term incentive awards that are capped at a percentage of target, and equity compensation. Executive compensation is heavily weighted toward long-term equity compensation, which discourages excessive short-term risk taking and strongly aligns executive officer interests with the creation of long-term increased stockholder value.

Limitations on Deductibility of Compensation.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. Stock options generally are designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Certain amounts paid under any of our compensation programs, including salaries, annual incentive awards and grants of restricted stock units may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

Summary Compensation Table

The table below summarizes information regarding compensation for each of our named executive officers for 2010 and, where applicable, 2009.

								Non-Equity
								Incentive
						Stock	Option	Plan	All Other
	Principal		Salary	Bonus		Awards(1)	Awards(2)	Compensation	Compensation		Total
Name	Position	Year	($)	($)		($)	($)	($)	($)		($)

William T. Morrow(3)	Former Chief	2010	$900,000			$2,355,625	$518,795	$711,000	$22,104	(4)	$4,507,525

	Executive Officer and Director	2009	726,923	$200,000	(5)	6,060,000	3,707,350	954,000	9,087		11,657,359

Erik E. Prusch	Current Chief	2010	479,019			678,760	291,760	379,003	67,637	(6)	1,896,179

	Operating Officer, Former Chief Financial Officer	2009	155,288	100,000	(5)	1,532,000	1,427,400	169,680	18,236		3,402,604

Teresa L. Elder	President of	2010	378,173			422,298	172,997	179,528	28,063	(7)	1,181,059

	Strategic Partnerships & Wholesale	2009	122,596			1,149,000	713,700	80,375	2,610		2,068,281

John C.B. Saw	Chief Technology Officer and SVP	2010	378,173	1,000	(8)	580,351	268,702	149,606	27,245	(9)	1,405,077

G. Michael Sievert	Chief Commercial Officer	2010	459,519			687,773	300,285	273,291	12,247	(10)	1,733,115

		2009	273,462	200,000	(5)	1,824,000	864,230	221,519	4,703		3,387,914

(1)	The values for stock awards in this column represent the aggregate grant date fair value for the stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. A description of the assumptions used to value these awards can be found in Note 13, “Share-based Payments,” of the Notes to Consolidated Financial Statements contained in our 2010 Annual Report on Form 10-K.

(2)	The values for option awards in this column represent the aggregate grant date fair value for the option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. A description of the assumptions used to value these awards can be found in Note 13, “Share-based Payments,” in the Notes to Consolidated Financial Statements contained in our 2010 Annual Report on Form 10-K.

(3)	Mr. Morrow ceased to be an executive officer of the Company on March 10, 2011.

(4)	The “Other Compensation” for Mr. Morrow consists of $10,000 in executive benefits (financial and tax planning services and wellness benefits), $2,684 in tax assistance on executive benefits, $2,208 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000 and $7,212 in 401(k) plan Company matching contributions.

(5)	Represents a sign-on bonus pursuant to the offer letters of certain named executive officers.

(6)	The “Other Compensation” for Mr. Prusch consists of $10,000 in executive benefits (financial and tax planning services), $2,684 in tax assistance on executive benefits, $960 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, $41,780 in relocation services, $3,063 in non-taxable reimbursements (related to relocation), a phone allowance of $1,800 and $7,350 in 401(k) plan Company matching contributions.

(7)	The “Other Compensation” for Ms. Elder consists of $15,000 in executive benefits (financial and tax planning services), $4,026 in tax assistance on executive benefits, $1,272 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $415 and $7,350 in 401(k) plan Company matching contributions.

(8)	Represents a patent bonus paid by the Company to Dr. Saw.

(9)	The “Other Compensation” for Dr. Saw consists of $13,263 in executive benefits (financial and tax planning services and wellness benefits), $3,560 in tax assistance on executive benefits, $1,272 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,800 and $7,350 in 401(k) plan Company matching contributions.

(10)	The “Other Compensation” for Mr. Sievert consists of $1,685 in executive benefits (financial and tax planning services), $452 in tax assistance on executive benefits, $960 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,800 and $7,350 in 401(k) plan Company matching contributions.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table sets forth information regarding fiscal 2010 incentive bonus awards and equity awards granted to our named executive officers in 2010.

					All Other Stock Awards
		Estimate Future Payouts Under					Exercise or	Grant Date
		Non-Equity Incentive Plan Awards			Number of	Number of	Base Price	Fair Value
		(1)			Shares of	Securities	Of Option	of Stock and
					Stock or	Underlying	Award	Option
	Grant	Threshold	Target	Maximum	Units	Units	($/Share)	Awards
Name	Date	($)	($)	($)	(2) (#)	(#)	(3)	(4)($)
William T. Morrow(5)	-	$0	$900,000	$1,080,000	-	-	$-	$-

	3/9/2010	-	-	-	-	111,663	8.04	518,795

	3/9/2010	-	-	-	68,285	-	-	549,011

	9/16/2010	-	-	-	244,137	-	-	1,806,614

Erik E. Prusch	-	0	479,750	575,700	-		-	-

	3/9/2010	-	-	-	-	62,797	8.04	291,760

	3/9/2010	-	-	-	38,403	-	-	308,760

	9/16/2010	-	-	-	50,000	-	-	370,000

Teresa L. Elder	-	0	227,250	272,700	-	-	-	-

	3/9/2010	-	-	-	-	37,235	8.04	172,997

	3/9/2010	-	-	-	22,770	-	-	183,071

	9/16/2010	-	-	-	32,328	-	-	239,227

John C.B. Saw	-	0	189,375	227,250	-	-	-	-

	3/9/2010	-	-	-	-	57,834	8.04	268,702

	3/9/2010	-	-	-	35,367	-	-	284,351

	9/16/2010	-	-	-	40,000	-	-	296,000

G. Michael Sievert	-	0	345,938	415,125	-	-	-	-

	3/9/2010	-	-	-	-	64,632	8.04	300,285

	3/9/2010	-	-	-	39,524	-	-	317,773

	9/16/2010	-	-	-	50,000	-	-	370,000

(1)	This portion of the table reflects the annual bonus targets for the 2010 fiscal year. The 2010 bonus was earned in 2010 and paid out in the first quarter of 2011. Subject to the Compensation Committee’s discretion to increase or decrease actual bonus payments, the threshold annual bonuses are equal to 0% of the executive officer’s target bonus and the maximum annual bonuses are equal to 120% of the executive officer’s target bonus. The annual bonuses actually earned for 2010 were approximately 79% of each executive officer’s target bonus.

(2)	Represents an award of restricted stock units.

(3)	The exercise price for option awards is the fair market value per share of common stock, defined as the closing price of such stock on the grant date.

(4)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718.

(5)	As a result of Mr. Morrow’s separation from Clearwire, he forfeited his entire September 16, 2010 grant, and 83,748 options and 51,213 restricted stock units from his March 9, 2010 equity grants.

Offer Letters

Our executive officers who are parties to employment agreements will continue to be parties to those employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to the employment agreements are advisable.

William T. Morrow

Effective as of March 6, 2009, the Company entered into an offer letter with Mr. Morrow by which he agreed to serve as the Chief Executive Officer for Clearwire. Under his offer letter, Mr. Morrow was entitled to receive an annual base salary of $900,000 and an annual performance-related bonus of $900,000, guaranteed at 100% of target in the first year (2009). Mr. Morrow also received a signing bonus of $200,000. In addition, we granted Mr. Morrow initial equity grants of 2,000,000 restricted stock units and 2,000,000 stock options, at an exercise price of $3.03 per share. The restricted stock units and options vest in equal annual installments over a four-year period. The offer letter also provided that Mr. Morrow would receive a severance payout equivalent to two years’ salary and target bonus and forward vest of any outstanding stock grants that would vest within 12 months if he were terminated other than for cause, or if he terminated his employment for good reason. If his employment was terminated other than for cause or he terminated for good reason in connection with a change in control of the Company, he would receive a severance payout equivalent to three years’ salary and target bonus and forward vest of all outstanding unvested stock grants with a 12-month extension of the exercise period for stock options. Because of Mr. Morrow’s termination of employment effective March 10, 2011, he will not be eligible to receive payments pursuant to his offer letter as described above. Instead, he has entered into a Separation Agreement and General Release pursuant to which he will receive the benefits described below in Payments Pursuant to Separation Agreement.

Erik E. Prusch

Effective as of August 31, 2009, the Company entered into an offer letter with Mr. Prusch by which he agreed to serve as Chief Financial Officer for Clearwire. Under his offer letter, Mr. Prusch is entitled to receive an annual base salary of $475,000 (his annual salary on December 31, 2010 was $479,750) and an annual discretionary performance-related bonus of 100% of annual base salary. Mr. Prusch also received a signing bonus of $100,000. In addition, we granted Mr. Prusch initial equity grants of 200,000 restricted stock units and 300,000 stock options, at an exercise price of $7.66 per share. The restricted stock units and options vest in equal annual installments over a four-year period. On June 29, 2010, Mr. Prusch entered into a Participation Agreement to receive severance benefits under the 2010 Executive Continuity Plan and waived the severance benefits he is entitled to under this offer letter. Mr. Prusch has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Effective as of December 28, 2010, the Company entered into an offer letter addendum with Mr. Prusch to purchase his residence in Austin, Texas. In the event Mr. Prusch terminates employment prior to September 10, 2011 Mr. Prusch will be required to reimburse the Company for the relocation benefits provided to him, up to a maximum of $100,000, within 30 days following termination. In the event his employment is involuntarily terminated by the Company without cause or due to a change in control prior to September 10, 2011, repayment will not be required.

Effective as of March 10, 2011, the Company entered into an offer letter with Mr. Prusch by which he agreed to serve as Chief Operating Officer for Clearwire. Under this offer letter agreement, Mr. Prusch is entitled to receive an annual base salary of $505,000 and an annual discretionary performance-related bonus of 100% of annual base salary. Pursuant to this offer letter, Mr. Prusch is entitled to receive a one-time grant of 100,000 RSUs which will vest in a one-year cycle and a grant of 250,000 RSUs that will vest in equal installments over a three-year period. This offer letter also provides Mr. Prusch with amended severance benefits under the 2010 Executive Continuity Plan if he is terminated other than for cause or terminates his employment for good reason (as defined in the offer letter), such that his unvested equity awards granted on or before March 31, 2011 (including any equity received in exchange for any such equity awards) will become exercisable in full.

Teresa L. Elder

Effective as of August 31, 2009, the Company entered into an offer letter with Ms. Elder by which she agreed to serve as President Strategic Partnerships and Wholesale for Clearwire. Under her offer letter, Ms. Elder is entitled to receive an annual base salary of $375,000 (her current 2010 annual base salary is $425,000) and an annual discretionary performance-related bonus of 60% of annual base salary. In addition, we granted Ms. Elder initial equity grants of 150,000 restricted stock units and 150,000 stock options, at an exercise price of $7.66 per share. The restricted stock units and options vest in equal annual installments over a four-year period. Ms. Elder has also entered into an agreement not to compete with us for a period of one year after termination of her employment relationship with us. On June 18, 2010 Ms. Elder entered into a Participation Agreement to receive severance benefits under the 2010 Executive Continuity Plan and waived the severance benefits she is entitled to under her offer letter.

Effective as of March 10, 2011, the Company entered into a Retention Agreement with Ms. Elder that grants her severance benefits under the 2010 Executive Continuity Plan upon the termination of her employment for any reason other than cause, provided that she stays in her current position until the achievement of specific milestones or the expiration of a set amount of time.

G.	Michael Sievert

Effective as of May 20, 2009, the Company entered into an offer letter with Mr. Sievert by which he agreed to serve as Chief Commercial Officer for Clearwire. Under his offer letter, Mr. Sievert is entitled to receive an annual base salary of $450,000 (his salary on December 31, 2010 was $461,250) and an annual discretionary performance-related bonus equal to 75% of his annual base salary. Mr. Sievert also received a signing bonus of $200,000. In addition, we granted Mr. Sievert initial equity grants of 400,000 restricted stock units and 300,000 stock options, at an exercise price of $4.56 per share. The restricted stock units and options vest in equal annual installments over a three-year period. Mr. Sievert has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. On May 4, 2010 Mr. Sievert entered into a Participation Agreement to be eligible for severance benefits under the 2010 Executive Continuity Plan and waived the severance benefits he is entitled to under his offer letter.

In order to receive the severance benefits granted under the 2010 Executive Continuity Plan discussed above, the named executive officers are required to execute Participation Agreements under which they waive any severance rights or benefits contained in their offer letters. A more detailed discussion of the severance benefits the named executive officers are entitled to receive pursuant to the 2010 Executive Continuity Plans can be found in Potential Payments on Termination or Change in Control.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock units by the named executive officers at December 31, 2010. This table includes outstanding option awards, as well as unvested restricted stock units.

	Option Awards							Stock Awards
										Market
								Number of		Value of
								Shares of		Shares or
		Vest Start	Number of Securities Underlying					Units of		Units of
		Date If	Unexercised Options (#)					Stock That		Stock That
		Other Than				Option	Option	Have not		have Not
	Grant	Grant Date			Unexercisable	Exercise	Expiration	Vested (2)		Vested (3)
Name	Date	(1)	Exercisable		(2)	Price	Date	(#)		($)
William T. Morrow (7)	3/10/2009		500,000	(4)	1,500,000	$3.03	3/10/2019

	3/10/2009							1,500,000	(4)	7,725,000

	3/9/2010	3/1/2010			111,663	$8.04	3/9/2020

	3/9/2010	3/1/2010						68,285		351,668

	9/16/2010	9/1/2010						244,137		1,257,306

Erik E. Prusch	8/31/2009		75,000	(4)	225,000	$7.66	8/31/2019

	8/31/2009							150,000	(4)	772,500

	3/9/2010	3/1/2010			62,797	$8.04	3/9/2020

	3/9/2010	3/1/2010						38,403		197,775

	9/16/2010	9/1/2010						50,000		257,500

Teresa L. Elder	8/31/2009		37,500	(4)	112,500	$7.66	8/31/2019

	8/31/2009							112,500	(4)	579,375

	3/9/2010	3/1/2010			37,235	$8.04	3/9/2020

	3/9/2010	3/1/2010						22,770		117,266

	9/16/2010	9/1/2010						32,328		166,489

John C.B. Saw	12/29/2004	12/17/2004	6,666	(5)		$6.00	12/29/2014

	1/26/2006		16,666	(4)(5)		$15.00	1/26/2016

	8/30/2006		33,333	(4)(5)		$18.00	8/30/2016

	9/15/2006		16,000	(4)(5)		$18.00	9/15/2016

	3/1/2007		50,000	(4)(5)		$25.00	7/13/1908

	9/14/2007		50,000	(4)(5)		$23.30	9/14/2017

	2/15/2008		100,000	(4)(5)		$17.11	2/15/2015

	9/19/2008		12,500	(4)(5)	12,500	$11.03	9/19/2015

	9/19/2008				40,000			40,000	(4)	206,000

	3/10/2009	3/5/2009			75,000	$3.03	3/10/2019

	3/10/2009	3/5/2009						37,500		193,125

	5/12/2009							112,500	(4)	579,375

	9/8/2009	9/1/2009	5,000		15,000	$7.41	9/8/2019

	9/8/2009	9/1/2009						11,250		57,938

	3/9/2010	3/1/2010		(4)	57,834	$8.04	3/9/2020

	3/9/2010	3/1/2010						35,367		182,140

	9/16/2010	9/1/2010						40,000		206,000

G. Michael Sievert	5/20/2009		100,000	(6)	200,000	$4.56	5/20/2019

	5/20/2009							266,666	(6)	1,373,330

	3/9/2010	3/1/2010			64,632	$8.04	3/9/2020

	3/9/2010	3/1/2010						39,524		203,549

	9/16/2010	9/1/2010						50,000		257,500

(1)	This portion of the table reflects the annual bonus targets for the 2010 fiscal year. The 2010 bonus was earned in 2010 and paid out in the first quarter of 2011. Subject to the Compensation

Committee’s discretion to increase or decrease actual bonus payments, the threshold annual bonuses are equal to 0% of the executive officer’s target bonus and the maximum annual bonuses are equal to 120% of the executive officer’s target bonus. The annual bonuses actually earned for 2010 were approximately 79% of each executive officer’s target bonus.

(2)	Represents an award of restricted stock units.

(3)	The exercise price for option awards is the fair market value per share of common stock, defined as the closing price of such stock on the grant date.

(4)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718.

(5)	As a result of Mr. Morrow’s separation from Clearwire he forfeited his entire September 16, 2010 grant, and 83,748 options and 51,213 restricted stock units from his March 9, 2010 equity grants.

Option Exercises and Stock Vested

The following table provides information with respect to stock options that were exercised and restricted stock units that vested during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise (1)	Acquired on Vesting (#)	on Vesting (2)
William T. Morrow			500,000	$4,130,000

Erik E. Prusch			50,000	321,000

Teresa L. Elder			37,500	240,750

John C.B. Saw	108,333	$310,124	73,750	565,987

G. Michael Sievert			133,334	1,016,005

(1)	Value is based on the difference between the exercise price of the option and the market price of our common stock at the time of exercise, multiplied by the number of shares acquired on exercise.

(2)	Value is based on the closing price of our common stock on the vesting date, as reported by NASDAQ, multiplied by the number of shares that vested. In the event a vest date occurred on a non-trading day, the closing price on the preceding trading day was used to determine the value of the vested shares.

Potential Payments on Termination or Change in Control

The amounts shown in the tables below assume that the termination or change in control was effective as of December 31, 2010, and that the price of Clearwire common stock on which certain of the calculations are made was the closing price of $5.15 on that date, as reported by NASDAQ. These amounts are estimates of the incremental amounts that would be payable as of December 31, 2010 to each named executive officer under the circumstances described below. The actual amounts that would be payable to a named executive officer in similar circumstances in the future can only be determined at the time of the officer’s termination or a change of control in the Company.

Executive Continuity Plan

On April 30, 2010, Clearwire implemented the 2010 Executive Continuity Plan (referred to hereafter as the “Executive Continuity Plan”) for its executive officers, including named executive officers. The Company implemented the Executive Continuity Plan to pay benefits under certain circumstances to its executive officers as compensation for certain types of terminations. The benefits provided under the Executive Continuity Plan are intended as a vehicle to help retain, incentivize and focus highly qualified executives.

The Executive Continuity Plan provides for severance pay and benefits to the executive officer if the executive officer’s employment is involuntarily terminated or the executive officer voluntarily terminates his or her employment in connection with a change in control during certain specified time periods or if the executive officer’s employment is involuntarily terminated under certain other circumstances. The severance pay and benefits for each executive officer consist of cash payments in the amount of a specified percentage of the executive officer’s target annual compensation, continuing health care coverage for a certain period of time, and acceleration of unvested outstanding equity awards with a maximum one-year exercise period from termination. If the amounts payable to an executive officer under the Executive Continuity Plan result in the executive officer’s becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code, the executive officer will receive the greater, on an after-tax basis, of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the Section 280G excise tax under the Internal Revenue Code. On February 10, 2011, the Compensation Committee approved an amendment to the Plan to allow payment to eligible participants in the form of either cash or restricted stock. If payment is made in the form of restricted stock there is a provision to provide cash true-up if the stock price declines within ten business days after the stock is made available for sale if the participant sells the shares.

Executive officers must enter into a Participation Agreement with the Company to participate in the Executive Continuity Plan. The Participation Agreement requires the executive officers to waive any severance protections or payments they may be entitled to receive under the offer letters or any other Company plans in exchange for the payments and protections provided by the Executive Continuity Plan. As of the date of filing of this Proxy Statement, all the named executive officers, other than Mr. Morrow, our former Chief Executive Officer, have signed Participation Agreements. To receive payments under the terms of the Executive Continuity Plan, an executive officer must execute a non-compete agreement with the Company upon termination of his or her employment; the length of the non-compete depends on the amount of payments to be received. Additionally, upon the exercise and sale by an executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan due to a change in control, 50% of the cash proceeds will be held in a third-party escrow for the term of each executive officer’s non-competition agreement and subject to compliance with such agreement.

In connection with the execution of the Executive Continuity Plan, the Company terminated the pre-existing Change in Control Severance Plan. The terms of that plan were still in effect until November 2010 for any qualifying terminations relating to the transaction with Sprint and other strategic investors on November 28, 2008.

Potential Payments on Termination Relating to a Change in Control

Payments Pursuant to Offer Letters

Pursuant to his offer letter, if Mr. Morrow had been terminated by Clearwire without cause or he had terminated his employment with Clearwire for good reason (1) within 24 months following a change in control of Clearwire, or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control, he would have been entitled to receive a lump-sum cash severance payment equal to 300% of his targeted annual compensation. He also would have been entitled to receive:

•	Accelerated vesting on all unvested equity grants, with one year to exercise vested options

•	Continuation of health care coverage at no increased cost for 24 months following termination, unless and until such time as he is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise

•	A “gross-up” for any golden parachute excise taxes under the Internal Revenue Code

Payments Upon
Termination
			Not Related		Continued	Value of
	Annual	Target	to Change in	Cash	Health	Accelerated
Name	Salary	Bonus	Control (1)	Severance	Care	Equity (2)

William T. Morrow	$900,000	$900,000	300% of Annual Salary and Target Bonus	$5,400,000	$26,279	$12,513,973

(1)	Termination generally includes involuntary termination without cause or voluntary termination for good reason.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.

Because of Mr. Morrow’s termination of employment effective March 10, 2011, he will not be eligible to receive payments pursuant to his offer letter as described above. Instead, he has entered into a Separation Agreement and General Release pursuant to which he will receive the benefits described below in Payments Pursuant to Separation Agreement.

Payments Pursuant to Executive Continuity Plan

Under the Executive Continuity Plan, the Chief Executive Officer, if he elected to participate in the plan, would be entitled to receive cash severance payments equal to 200% of targeted annual compensation. As noted above, Mr. Morrow did not elect to participate in the plan. Any other named executive officer who opts to participate in the Executive Continuity Plan, would be entitled to receive cash severance payments equal to 150% of targeted annual compensation, if terminated by Clearwire without cause or by the named executive officer for good reason (1) within 24 months following a change in control of Clearwire or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control. These named executive officers would also be entitled to receive:

•	Accelerated vesting on all unvested equity grants, with one year to exercise vested options; and

•	Continuation of health care coverage, at no increased cost, for 24 months for Mr. Morrow, and for 12 months for the other named executive officers, following termination, unless and until such time as a named executive officer is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise.

The named executive officers would be entitled to receive cash severance payments as outlined in the table below on a qualifying termination relating to a change of control. The cash payments would be paid out in regular installments over a two-year period for Mr. Morrow and an 18-month period for the other named executive officers, which is equal to the term of the non-competition agreements to which the executive officers would be bound. Additionally, upon the exercise and sale by a named executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan due to a change in control, 50% of the net cash proceeds will be held in a third-party escrow for the term of each named executive officer’s non-competition agreement and subject to compliance with such agreement.

						Value of
	Annual	Target	Severance Eligibility	Cash	Continued	Accelerated
Name	Salary	Bonus	Upon Termination (1)	Severance	Health Care	Equity (2)

William T. Morrow(3)	$900,000	$900,000	200% of Annual Salary and Target Bonus	$3,600,000	$26,279	$12,513,973
Erik E. Prusch	$479,750	$479,750	150% of Annual Salary and Target Bonus	$1,439,250	$13,140	$1,227,775
Teresa L. Elder	$378,750	$227,250	150% of Annual Salary and Target Bonus	$909,000	- (4)	$863,130
John C.B. Saw	$378,750	$189,375	150% of Annual Salary and Target Bonus	$852,188	$13,140	$1,583,578
G. Michael Sievert	$461,250	$345,938	150% of Annual Salary and Target Bonus	$1,210,782	$13,140	$1,952,379

(1)	Termination generally includes involuntary termination without cause or voluntary termination for good reason.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.

(3)	Mr. Morrow did not sign a Participation Agreement with the Company, and as such, his severance benefits were provided for under the terms of his offer letter. Because of his termination of employment effective March 10, 2011, he is not eligible for benefits under his offer letter but, as described above, will be governed by the terms of his Separation Agreement.

(4)	Ms. Elder is not eligible for or enrolled in Clearwire’s health plan.

We are not obligated to make any cash payment to these named executive officers if their employment is terminated by us for cause or by the executive officer without good reason. Cause and good reason have the correlative meanings set forth in the Executive Continuity Plan, or for those executive officers who have not opted into the Executive Continuity Plan, such executive officer’s offer letter with Clearwire or, in the absence of any such agreement or in the absence of any similar definitions in such agreements, the cause and good reason definitions in the Executive Continuity Plan will apply.

Potential Payments on a Change in Control Without Termination

None of the named executive officers would receive any payments, accelerated vesting of equity grants, or other benefits solely upon a change in control of the Company.

Potential Payments on Termination Not Relating to a Change in Control

Payments Pursuant to Offer Letter

Pursuant to his offer letter, if Mr. Morrow had been terminated involuntarily for a reason other than cause, or if he terminated his employment for good reason, he would have been paid a lump sum severance benefit of 200% of his annual base salary and target annual bonus. He also would have received 24-months’ continuation of health care coverage and one year accelerated vesting on his stock compensation awards.

Prior to his departing from the Company, Mr. Morrow did not elect to participate in the Executive Continuity Plan. The table below outlines the cash severance payments Mr. Morrow would be entitled to receive pursuant to his offer letter, if the termination event that occurred was not in connection with a change in control.

Payments Upon
Termination
			Not Related		Continued	Value of
	Annual	Target	to Change in	Cash	Health	Accelerated
Name	Salary	Bonus	Control (1)	Severance	Care	Equity (2)

William T. Morrow	$900,000	$900,000	200% of Annual Salary and Target Bonus	$3,600,000	$26,279	$4,037,251

(1)	Termination generally includes involuntary termination without cause or voluntary termination for good reason.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.

Payments Pursuant to Separation Agreement

Because of Mr. Morrow’s termination of employment effective March 10, 2011, he will not be eligible to receive payments pursuant to his offer letter as described above. Instead, he has entered into a Separation Agreement and General Release pursuant to which he will receive:

•	A lump sum cash payment of his base salary, calculated at an annual rate of $900,000, and

•	Subject to his satisfactory performance of specified consulting services, his annual target bonus of $900,000, which will be paid in three equal installments as per the following: (i) $300,000 on the six-week anniversary of the effective date of the agreement, (ii) $300,000 at the end of the consulting period, and (iii) $300,000 on the six-month anniversary of the effective date of the agreement.

Subject to certain conditions, Mr. Morrow will also receive continued health care benefits through the first anniversary of his date of termination with a value of $13,140. Under the Separation Agreement, Mr. Morrow has agreed to release the Company from any and all claims arising out of or based on any facts occurring prior to the date of termination. Mr. Morrow has also agreed that he will continue to be bound by and will comply with the terms and conditions of his Employee Confidentiality and Intellectual Property Agreement with the Company, including the non-disparagement and non-competition provisions contained therein.

Payments Pursuant to Executive Continuity Plan

Under the Executive Continuity Plan, the Chief Executive Officer, if he elected to participate in the plan, would be entitled to receive cash severance payments equal to 150% of targeted annual compensations and any other named executive officer who opts to participate in the Executive Continuity Plan would be entitled to receive cash severance payments equal to 100% of targeted annual compensation if terminated by the Company for a reason other than cause. As noted above, Mr. Morrow did not elect to participate in the plan. These named executive officers would also be entitled to receive:

•	One year accelerated vesting on all unvested equity grants; and

•	Continuation of health care coverage, at no increased cost, for 24 months for Mr. Morrow, and for 12 months for the other named executive officers, following termination, unless and until such time as a named executive officer is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided from a successor employer or otherwise.

Assuming they opt to participate in the Executive Continuity Plan, if the employment of our named executive officers were to be terminated without cause and not in connection with a change in control, the named executive officers would have been entitled to payments in the amounts set forth opposite their names in the table below. The cash payments would be paid out in regular installments, over an 18-month period for the Chief Executive Officer and a one-year period for the other named executive officers, which is equal to the term of the non-competition agreements to which the named executive officers would be bound. See Offer Letters for additional information regarding benefits under the Executive Continuity Plan for Mr. Prusch and Ms. Elder.

			Payments Upon
			Termination
			Not Related to			Value of
	Annual	Target	Change in	Cash	Continued	Accelerated
Name	Salary	Bonus	Control(1)	Severance	Health Care	Equity(2)(3)

William T. Morrow(4)	$900,000	$900,000	150% of Annual Salary and Target Bonus	$2,700,000	$26,279	$4,037,251
Erik E. Prusch	$479,750	$479,750	100% of Annual Salary and Target Bonus	$959,500	$13,140	$371,320
Teresa L. Elder	$378,750	$227,250	100% of Annual Salary and Target Bonus	$606,000	- (5)	$264,066
John C.B. Saw	$378,750	$189,375	100% of Annual Salary and Target Bonus	$568,125	$13,140	$529,849
G. Michael Sievert	$461,250	$345,938	100% of Annual Salary and Target Bonus	$807,188	$13,140	$860,927

(1)	Termination includes involuntary termination without cause.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.

(3)	Pursuant to Mr. Prusch’s March 10, 2011 offer letter, the value of his accelerated equity awards would have been $1,227,775 if his employment terminated as of December 31, 2010.

(4)	Mr. Morrow did not sign a Participation Agreement with the Company, and as such, his severance benefits were provided for under the terms of his offer letter. Because of his termination of employment effective March 10, 2011, he is not eligible for benefits under his offer letter but, as described above, will be governed by the terms of his Separation Agreement.

(5)	Ms. Elder is not eligible for or enrolled in Clearwire’s health plan.

Clearwire is not obligated to make any cash payment to these named executive officers if their employment is terminated by Clearwire for cause or by the named executive officer. In addition, Clearwire does not provide any medical continuation or death or disability benefits for any of its executive officers that are not also available to its employees.

For purposes of the Executive Continuity Plan, “change in control” means the first to occur of any of the following events: (a) any person becomes the owner of more than 50% of the combined voting power of the Company’s then-outstanding voting securities, with certain exceptions; (b) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (c) consummation of a merger, consolidation or reorganization, sale or other disposition of all or substantially all of the U.S. assets of the Company, unless (x) after such transaction the beneficial owners of the combined voting power of the Company’s then-outstanding voting securities immediately prior to the transaction retain at least 50% of the combined voting power of the voting securities of the corporation resulting from the transaction and (y) at least a majority of the directors resulting from the transaction were incumbent directors at the time of executing the agreement providing for the transaction; (d) a complete liquidation or dissolution of the Company; or (e) the date as of which no class of the Company’s equity securities is, or is required to be, listed on a national securities exchange.

For purposes of the Executive Continuity Plan, “cause” means a good faith determination by the Company that any of the following has occurred: (a) the executive’s indictment for, or conviction of, a felony or a crime involving fraud or a crime that would negatively affect the Company’s reputation if the executive remained in his/her position; (b) proof of a material violation of a key Company policy by the executive; (c) the executive’s continued insubordination or a gross dereliction of duty by the executive; (d) the executive’s material breach of the Company’s Employee Confidentiality and Intellectual Property Agreement; or (e) the executive’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries.

For purposes of the Executive Continuity Plan, “good reason” means the occurrence of any of the following during the two-year period following a change in control and the failure of the Company or a successor company to cure within 20 business days after receipt of written notice from the executive asserting that good reason exists: (a) a significant, adverse change in the executive’s duties, authorities or responsibilities; (b) a relocation of the executive’s principal office to a location more than 30 miles from the executive’s then current office; (c) a material reduction (10% or greater) of the executive’s base salary or bonus potential other than a reduction applicable to all or substantially all of the employees of the Company; or (d) a material breach by the Company of its obligations to the executive. The mere fact that the Company ceases to have any class of equity securities listed, or required to be listed, on a national securities exchange will not constitute a significant, adverse change in an executive’s duties, authorities or responsibilities for purposes of determining whether a good reason exists for the executive.

For purposes of Mr. Prusch’s March 10, 2011 offer letter, “good reason” means (i) a significant, adverse change in his duties, authorities or responsibilities; (ii) ceasing to be an executive officer of Clearwire or directly reporting to the Chief Executive Officer; (iii) a relocation of his principal office to a location more than 30 miles from his then current office; (iv) a reduction of his base salary, bonus target or benefits from those set forth in the offer; or (iv) a breach by Clearwire of its obligations to him. A removal of any key duty (as defined in the offer letter) or another meaningful decrease in the scope of his responsibilities shall be deemed a significant, adverse change for the purposes of clause (i) above, and cash payment to him of the value of any reduced benefits shall be sufficient to prevent the occurrence of good reason.

Clearwire is not obligated to make any cash payment to these executive officers if their employment is terminated by Clearwire for cause or by the named executive officer. In addition, Clearwire does not provide any medical continuation or death or disability benefits for any of its executive officers that are not also available to its employees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2010 had a relationship that requires disclosure as a Compensation Committee interlock.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Brian P. McAndrews, Chair
Mufit Cinali
Peter L.S. Currie
Benjamin G. Wolff

RISK CONSIDERATIONS IN OUR COMPENSATION POLICIES AND PRACTICES

We have reviewed our compensation policies and practices for all employees and have determined that the associated risks are not reasonably likely to have a material adverse effect on the Company. We continually benchmark our compensation and benefits packages at all levels of the organization. Base salary is generally targeted to market median for each position. Bonus targets, sales incentives and long-term incentives (equity awards) are generally targeted above median. For non-sales positions, annual incentive programs are based on attainment of the same Company performance targets as for our executive officers, as well as individual performance. Sales incentive programs are based on attainment against sales quotas and other sales-related measures. Long-term incentive awards are generally subject to a four-year vesting period. We feel this combination of base salary, bonus plans tied to critical, performance-based measurements and long-term incentives with four-year vesting periods is balanced and serves to motivate our employees to accomplish our Company objectives while avoiding unreasonable risk taking.

EQUITY COMPENSATION PLAN INFORMATION

We assumed the Equity Plans from Old Clearwire. The table below presents information as of December 31, 2010 for the Equity Plans, which were previously approved by Old Clearwire’s stockholders. We do not have any equity compensation plans that have not been approved by stockholders.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	To Be Issued Upon		Under Equity
	Exercise of	Weighted Average	Compensation Plans
	Outstanding Options	Exercise Price	(Excluding Securities
	and Vesting of Restricted	of Options	Reflected in the
Plan Category	Stock Units	(2)	First Column)

Equity Compensation Plans Approved by Stockholders	31,118,894(1)	$11.80	55,324,492

(1)	The Equity Plans authorize the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Of these shares, 16,443,241 are to be issued upon the exercise of outstanding options and 14,675,653 are to be issued pursuant to the vesting of outstanding restricted stock units.

(2)	As there is no exercise price for restricted stock units, this price represents the weighted average exercise price of stock options only.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

Pursuant to the charter of the Audit Committee, the Audit Committee reviews and approves or ratifies or refers to a special committee all significant related party transactions and potential conflict of interest situations. A related person is any executive officer, nominee for director, or more than 5% stockholder of Clearwire, including any of their immediate family members, and any entity owned or controlled by such persons. Under the Equityholders’ Agreement, a simple majority of the disinterested directors on our board are also required to approve any related party transactions. Each of the related party transactions listed below that were submitted to our Board of Directors or the board of directors of Old Clearwire were approved by a disinterested majority of such board of directors after full disclosure of the interest of the related party in the transaction.

Clearwire has a number of strategic and commercial relationships with third parties that have had, or are expected to have, a significant impact on Clearwire’s business, operations and financial results. These relationships are with Sprint, Intel, Comcast, Eagle River, Google, and Time Warner Cable, all of which are related parties, due to their stock ownership of more than 5% of our Class A Common Stock or Class B Common Stock.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire

The Investment Agreement

General

On November 9, 2009, the Company and Clearwire Communications LLC, which we refer to as Clearwire Communications, entered into an investment agreement, which we refer to as the Investment Agreement, with Sprint, Intel, Comcast, Time Warner Cable, Eagle River and Bright House Networks, who collectively we refer to as the Participating Equityholders. The Investment Agreement set forth the terms of the transactions pursuant to which the Participating Equityholders invested in the Company and Clearwire Communications an aggregate of approximately $1.564 billion in cash, which investment we refer to as the Private Placement, and the investment by certain of the Participating Equityholders in the 12% Senior Secured Notes due 2015 of Clearwire Communications and Clearwire Finance, Inc., which we refer to as the Notes, in replacement of equal amounts of indebtedness under our senior term loan facility, which investment we refer to as the Rollover Transactions, as further discussed below. We collectively refer to the Private Placement and the Rollover Transactions as the Equityholder Investments. We received approximately $1.057 billion of the proceeds from the first closing of the Private Placement on November 13, 2009. We refer to this closing as the First Investment Closing. We received approximately $440 million of the proceeds from the second closing of the Private Placement on December 21, 2009. We refer to this closing as the Second Investment Closing. We received the approximately $66 million in remaining proceeds on March 2, 2010. We refer to this closing as the Third Investment Closing.

The Private Placement

In the Private Placement, the Participating Equityholders invested in Clearwire Communications a total of approximately $1.564 billion in exchange for voting equity interests in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, and Clearwire Communications Class B Common Interests, in the following amounts:

•	Sprint contributed approximately $1.176 billion, in the aggregate, to Clearwire Communications in exchange for 160,436,562 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Comcast contributed approximately $196 million, in the aggregate, to Clearwire Communications in exchange for 26,739,427 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Time Warner Cable contributed approximately $103 million, in the aggregate, to Clearwire Communications in exchange for 14,051,841 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Bright House Networks contributed approximately $19 million, in the aggregate, to Clearwire Communications in exchange for 2,592,087 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Intel contributed approximately $50 million, in the aggregate, to Clearwire Communications in exchange for 6,821,282 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests; and

•	Eagle River contributed approximately $20 million, in the aggregate, to Clearwire Communications in exchange for 2,728,512 Common Interests and the same number of Clearwire Communications Voting Interests.

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests, each of the Participating Equityholders contributed to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House Networks of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding certain amounts stipulated in the Investment Agreement, Clearwire Communications agreed to pay a fee, which we refer to as an Over-Allotment Fee, in installments at each of the Second Investment Closing and Third Investment Closing, equal to the following amounts in the aggregate:

Over
Investor	Allotment Fee

Sprint	$18,878,934
Comcast	$3,135,911
Time Warner Cable	$1,659,287
Bright House Networks	$315,325

At the Second Investment and Third Investment Closings, Clearwire Communications delivered the applicable Over-Allotment Fee to Sprint, half in cash and half in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, and to Comcast, Time Warner Cable and Bright House Networks in cash. Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests in payment of an Over-Allotment Fee, each of the Participating Equityholders contributed to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Rollover Transactions

On November 24, 2009 Clearwire Communications completed an offering of approximately $1.85 billion of its Notes and priced a supplemental offering of an additional $920 million of its Notes, which offering was consummated on December 9, 2009. Pursuant to the terms of the Investment Agreement, each of Sprint and Comcast, each of which we refer to as a Rollover Investor, purchased in the offering Notes with an aggregate issue price equal to the aggregate principal amount, together with accrued and unpaid interest and fees and any other amounts, owing to such Rollover Investor under our senior term loan facility, which we refer to as the Rollover Amount.

On November 24, 2009, the Rollover Transactions were consummated, with Clearwire Communications issuing to Sprint and Comcast an aggregate principal amount of Notes equal to approximately $184.1 million and $68.4 million, respectively, in full satisfaction of our obligations under our senior term loan facility. Pursuant to the terms of the Investment Agreement, upon the consummation of the Rollover Transactions, we paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively.

Commercial Agreements

At Closing, Clearwire Communications, a subsidiary of Clearwire, entered into the following commercial agreements with Sprint and the Investors, which relate to the bundling and reselling of Clearwire’s WiMAX services and Sprint’s third generation wireless communications, which we refer to as 3G, services, the embedding of WiMAX chips into various devices, and the development of Internet services and protocols, among other things:

Intellectual Property Agreement. At Closing, Clearwire Communications entered into an intellectual property agreement with Sprint, which we refer to as the Intellectual Property Agreement, pursuant to which Sprint assigned and caused its controlled affiliates to assign to Clearwire, and all persons in which Clearwire is the owner, directly or indirectly, of at least 50% of the person’s voting stock, all of Sprint’s right, title and interest in certain WiMAX patent applications, certain trademarks, and certain other software and other proprietary information related to its WiMAX business. In addition, Sprint granted and caused its controlled affiliates to grant to Clearwire, and all persons in which Clearwire is the owner of at least 50% of the person’s voting stock, non-exclusive licenses to exercise any rights with respect to certain proprietary software and certain WiMAX-related proprietary information owned by Sprint or its controlled affiliates prior to the effective date of the Intellectual Property Agreement and not otherwise assigned to Clearwire or any persons in which Clearwire is the owner of at least 50% of the person’s voting stock.

Under the Intellectual Property Agreement, Sprint and Clearwire Communications agree to cooperate in connection with:

•	the preparation, filing, prosecution, maintenance and defense of each other’s patents;

•	any suit for infringement of each other’s patents brought by Clearwire, Sprint or their controlled affiliates against a third party; and

•	executing any applicable documents requested by one another to perfect ownership and register patent assignments with any patent office.

Further, Clearwire and Sprint agree to not assert their respective patent rights against each other for a period of ten years from date of the agreement (or 15 years with respect to patents related to Voice over Internet Protocol owned by Sprint and its subsidiaries) or for so long as Sprint has an ownership interest in Clearwire Communications, whichever is longer. Subject to certain exceptions, all intellectual property assigned or licensed would be assigned or licensed, as applicable, “as is,” without any representations, warranties or indemnifications. Sprint and Clearwire may potentially cooperate in defending third-party infringement suits by asserting patents for the benefit of the other.

3G MVNO Agreement. At Closing, Clearwire Communications exercised an option to become a party to a non-exclusive MVNO Support Agreement entered into on May 7, 2008, among Sprint Spectrum L.P. d/b/a Sprint, Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, which we refer to as the 3G MVNO Agreement. We refer to mobile virtual network operators as MVNOs. Under the 3G MVNO Agreement, Sprint agrees to sell its code division multiple access, which we refer to as CDMA, mobile voice and data communications service, which we refer to as the PCS Service, for the purpose of resale by the other parties to each of their respective end user customers. Certain related entities, affiliates and purchases of divested cable operations are also authorized in certain circumstances to purchase under the 3G MVNO Agreement for resale to their respective end users. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and, subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. The 3G MVNO Agreement specifically excludes access to Sprint’s Integrated Digital Enhanced Network, which we refer to as iDEN, and services operating on a 2.5 GHz spectrum or any unlicensed spectrum, except as provided in the 3G MVNO Agreement with respect to certain converged products and services. Sprint has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice is provided.

Subject to certain exceptions, each of Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, Clearwire Communications and any other parties permitted to become a party to the 3G MVNO Agreement that elect the option to do so, which we refer to as the 3G MVNOs, may market and sell the PCS Service provided that it does so as part of a defined bundle of products and services (each 3G MVNO has its own unique bundling terms). Also, subject to certain exceptions, the 3G MVNOs are restricted from reselling the PCS Service to other resellers. Subject to certain exceptions, the 3G MVNOs generally may not target market their respective end users activated on the Sprint network to switch to a competing wireless network or mass migrate their respective end users activated on the Sprint network to another competing wireless network.

With certain exceptions, the pricing of the PCS Service is primarily volume or usage based pricing with provisions to ensure long-term price competitiveness. Each 3G MVNO receives price protections designed to keep the Sprint offering market competitive with offerings to other similar resellers, taking into account a number of factors. Each 3G MVNO also receives protections from Sprint entering agreements with more favorable terms. With certain exceptions, each 3G MVNO has the right to opt into any agreement related to the wireless broadband services between Sprint and any other 3G MVNO on substantially identical terms.

While each party is responsible for procuring its own devices, Sprint is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. Each 3G MVNO is responsible for the relationship with the end user customer, including pricing, care and billing. Each 3G MVNO has the right to “tag along” with Sprint to successor networks to which Sprint migrates its comparable CDMA base, and, in certain circumstances, Sprint has a “drag along” right to force these parties to transition to such a successor network.

Each of Google and Intel and their respective controlled affiliates have the option to become a party to the 3G MVNO Agreement under the same general terms as the initial 3G MVNOs. In addition, each party to the 3G MVNO Agreement has customary indemnification obligations.

The 3G MVNO Agreement has an initial term that ends on December 31, 2018 with, subject to certain scale conditions, the 3G MVNOs’ unilateral option to renew for up to two additional successive five-year periods by notice to Sprint. Following expiration of the second five-year renewal, the 3G MVNO Agreement automatically renews for successive three-year renewal periods unless Sprint or another party to the 3G MVNO Agreement provides notice of its intent not to renew at least 90 days prior to the end of the term then in effect. Sprint is permitted to terminate the 3G MVNO Agreement with respect to any 3G MVNO on such other 3G MVNOs:

•	failure to pay undisputed amounts;

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	entry into a business combination transaction pursuant to which such 3G MVNO becomes an affiliate of or acquires a business that competes with Sprint (based on criteria specified in the 3G MVNO Agreement).

Each 3G MVNO is permitted to terminate the agreement on:

•	Sprint’s material breach;

•	Sprint’s dissolution, bankruptcy or written admission of inability to pay debts;

•	material degradation of Sprint’s network;

•	Sprint’s entry into a business combination transaction pursuant to which Sprint becomes an affiliate of or acquires a business that competes with any 3G MVNO (based on criteria specified in the 3G MVNO Agreement); or

•	beyond a certain defined threshold, sale of licenses if Sprint does not enter into a service assumption agreement or loss of licenses in markets.

After the termination of the 3G MVNO Agreement, Sprint has varying obligations to provide post-termination transition assistance pursuant to varying phase out periods, based on the circumstances giving rise to the termination.

On April 18, 2011, Clearwire Communications and Sprint entered into an amendment to the 3G MVNO Agreement. This amendment replaces Schedule 1.0 of the 3G MVNO Agreement with a new Schedule 1.0 setting forth the prices to be paid by Clearwire Communications for the 3G wireless service and the terms under which Clearwire Communications can resell 3G services on a retail and wholesale basis.

4G MVNO Agreement. At Closing, Clearwire Communications entered into a 4G MVNO Agreement with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., which we refer to as the 4G MVNO Agreement, pursuant to which it sells its wireless broadband services to the other parties to the 4G MVNO Agreement, for the purposes of the purchasers marketing and reselling the wireless broadband services to each of their respective end user customers. The wireless broadband services to be provided under the 4G MVNO Agreement are generally comprised of those services provided by Clearwire Communications to its retail customers, or standard network services, and certain other wireless broadband services, or non-standard network services requested by Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC and any other parties permitted to become a party to the 4G MVNO Agreement that exercise the option to do so, which we refer to as the 4G MVNOs. Under the 4G MVNO Agreement, Clearwire Communications agree to, among other things, use commercially reasonable efforts to provide support services to each of the 4G MVNOs and to develop by certain prescribed dates certain wireless service and network elements.

Subject to certain exceptions, each 4G MVNO may market and sell the wireless broadband service provided that it does so as part of a defined bundle (each 4G MVNO has a unique bundle requirement). Also, subject to certain exceptions, the 4G MVNOs will be restricted from reselling the wireless broadband service to other resellers.

During the first seven years, Clearwire Communications has the exclusive right to develop and contract with original equipment manufacturers, which we refer to as OEMs, regarding embedded devices, including devices capable of functioning on a mobile WiMAX network, and will exclusively work with OEMs to embed client managers. For a period of time and subject to certain exceptions, the 4G MVNOs generally may not target market their respective end users activated on the Clearwire Communications network to switch to a competing wireless network or mass migrate their respective end users activated on the Clearwire Communications network to another competing wireless network.

With certain exceptions, each 4G MVNO has the right to opt into any agreement related to the wireless broadband services between Clearwire Communications and any other 4G MVNO. Similar opt-in rights and bundling service protections are available with respect to any 4G agency agreement entered into between Clearwire Communications and any 4G MVNO. In certain circumstances, any purchaser of the divested cable television system of a multiple system operator that becomes a party to the 4G MVNO Agreement or Sprint wireless operations is authorized to purchase services under the 4G MVNO Agreement.

With certain exceptions, the pricing of the wireless broadband service is primarily a discount from Clearwire Communication’s retail price for similar services and pricing determinations will differ between standard and non-standard service offerings. Each 4G MVNO receives price protections in the form of certain terms and conditions that are designed to keep the Clearwire Communications offering market competitive with offerings to other similar resellers. Subject to certain qualifications, each 4G MVNO is entitled to more favorable economic and non-economic terms for the wireless broadband services provided by Clearwire Communications or certain of its affiliates to any other reseller.

While each party is responsible for procuring its own devices, Clearwire Communications is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. In addition, the 4G MVNO Agreement includes certain protections from any party’s exclusive arrangements with device manufacturers. Clearwire Communications has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice was provided. Each 4G MVNO is responsible for the relationship with the end user customer, pricing, care and billing with respect to the wireless broadband service. The 4G MVNO Agreement provides for broad operational support capabilities that will be provided by Clearwire Communications.

Google and Intel and their respective controlled affiliates have the option to become a party to the 4G MVNO Agreement under the same general terms as the 4G MVNOs. The 4G MVNO Agreement has a five-year initial term with perpetual automatic five-year renewals, unless any 4G MVNO elects solely as to itself to provide notice of its intent not to renew at least 180 days prior to the end of the term then in effect. The 4G MVNO Agreement further provides that Clearwire Communications cannot enter into any other agreement that contains exclusivity provisions that are binding on any 4G MVNO or its customers or otherwise limit any 4G MVNO’s ability to provide services to such 4G MVNO customers. Clearwire Communications has customary indemnification obligations under the 4G MVNO Agreement. Clearwire Communications is permitted to terminate the 4G MVNO Agreement with respect to any 4G MVNO on such other 4G MVNOs:

•	failure to pay undisputed amounts;

•	material breach; or

•	dissolution, bankruptcy or written admission of inability to pay debts.

If Intel becomes a party to the 4G MVNO Agreement, Clearwire Communications is also permitted to terminate the 4G MVNO Agreement with respect to Intel if Clearwire Communications has the right to terminate the market development agreement entered into with Intel, which we refer to as the Intel Market Development Agreement, as a result of an event of default under the Intel Market Development Agreement. Each 4G MVNO is permitted to terminate the 4G MVNO on Clearwire Communications’s:

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	change in control (unless Sprint or any of its controlled affiliates is the surviving entity).

On April 18, 2011, Clearwire Communications and Sprint entered into an amendment to the 4G MVNO Agreement, and entered into several related agreements as well. The 4G Amendment includes, among other things, the following material terms:

•	A take-or-pay commitment from Sprint to Clearwire Communications in the amount of $300 million for 2011 and $550 million for 2012, which is subject to certain exceptions and payable in quarterly increments;

•	A $175 million pre-payment from Sprint, payable in quarterly increments in 2011 and 2012, for wireless broadband services purchased from Clearwire Communications during the remainder of the term of the 4G MVNO Agreement. For 2011 and 2012, the pre-payment will be applied to invoices for services that are not eligible for the take-or-pay commitments and after exhaustion of the applicable take-or-pay commitment, and for 2013 and beyond, the pre-payment will be applied to invoices until exhausted;

•	A usage-based pricing structure for most 4G wireless broadband services provided to Sprint. Under this structure, the amount paid by Sprint for 4G wireless broadband services will be determined on a per-gigabyte (GB) basis for the aggregate volume of data usage by Sprint’s customers on Clearwire’s network for a particular month. There is a minimum fee payable per device, subject to exceptions. The amendment includes multiple volume pricing tiers that are used in determining the per-GB price, with the price decreasing for usage that exceeds certain aggregate monthly volume thresholds. The amendment includes a market rate adjustment mechanism that may adjust the per-GB pricing beyond 2012 if there are changes in certain agreed-upon indexes;

•	Certain other pricing plans are also available to Sprint for specific and unique services;

•	Subject to certain restrictions under the amendment, Sprint is permitted to resell the 4G wireless broadband service on a wholesale basis to other companies, and those companies, in turn, may resell the wireless broadband service on a wholesale basis. For 4G wireless broadband services resold on a wholesale basis by Sprint, the prices paid to Clearwire Communications by Sprint are generally determined under the same pricing structure as for Sprint retail customers, with Sprint being required to also pay Clearwire Communications a small premium;

•	A most favored reseller provision that generally grants Sprint the right to receive the lowest prices Clearwire Communications charges resellers for 4Gwireless broadband services, subject to certain limitations; and

•	An additional pricing discount for Sprint relative to the prices paid by other resellers for the 4G wireless broadband services. Under the amendment, Sprint has agreed to waive this discount if certain other triggering events occur.

Clearwire Communications and Sprint also entered into a Dual Mode Settlement Letter Agreement, which resolves a pending dispute concerning how Clearwire Communications and Sprint will allocate future revenue from wireless broadband service usage by other parties to the 4G MVNO Agreement over dual mode devices that utilize both Sprint’s 3G and Clearwire’s 4G networks. The parties also entered into a Settlement Agreement, which resolves disputes between the parties over amounts due and owing for (a) prior usage by Sprint’s end users of Clearwire’s wireless broadband service, (b) prior usage by Clearwire’s end users of Sprint’s 3G wireless service, and (c) other disputes between Clearwire and Sprint over the allocation of revenue from wireless broadband services usage over dual mode devices. In settlement of those disputes and in consideration for other transactions entered into by the parties, Sprint will pay Clearwire a net $28 million. Under the Settlement Agreement, the parties also agreed to withdraw from a pending arbitration proceeding.

Enhanced In-Building Coverage Deployment Agreement. Also on April 18, 2011, Clearwire Communications and Sprint entered into an Amended and Restated Enhanced In-Building Coverage

Deployment Agreement, which we refer to as the CNS Agreement. Under the CNS Agreement, Sprint will be entitled to deploy at its cost and expense an unlimited number of custom network solutions (CNS) designed to enhance in-building 4G network coverage for Sprint’s customers. The CNS deployments must be compatible with Clearwire’s 4G network and generally are extensions of Clearwire’s 4G network. However, Sprint is entitled to deploy up to 1,000 wireless local area networks (WLANs) that are not an extension of the 4G network, but which transmit on a portion of Clearwire’s spectrum. In each case, any such deployment remains subject to design approval and certain other approvals by Clearwire. The CNS Agreement requires Sprint to pre-pay Clearwire in advance for certain design review and engineering services. In addition, Sprint is required to pay Clearwire monthly recurring charges that vary based upon the type and size of the CNS deployment in lieu of usage based charges. The CNS Agreement allows Clearwire end users to roam on Sprint’s CNS deployments at no charge to Clearwire. Under the CNS Agreement, Clearwire may, in its discretion, elect to purchase the CNS equipment installed by Sprint at an agreed price, provided that Clearwire continues to support Sprint’s CNS customers for a specified period of time after consummation of such purchase.

4G Authorized Sales Representative Agreement. At Closing, Clearwire Communications entered into an authorized sales representative agreement, which we refer to as the 4G ASR Agreement, pursuant to which Sprint may act as a non-exclusive sales representative on behalf of Clearwire Communications, to solicit subscribers to purchase Clearwire Communications services. These subscribers will enter into service agreements with Clearwire Communications and will be customers of Clearwire Communications with respect to the services provided by Clearwire Communications. The 4G ASR Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 4G ASR Agreement.

3G National Retailer Agreement. At Closing, Sprint Solutions, Inc. and other Sprint affiliated entities, which we refer to collectively as the Sprint Entities, entered into a national retailer agreement, which we refer to as the 3G Retailer Agreement, pursuant to which Clearwire Communications may act as a non-exclusive sales representative on behalf of the Sprint Entities to solicit subscribers to purchase services from the Sprint Entities. These subscribers will enter into subscription agreements with Sprint Solutions, Inc. or another Sprint affiliate, and will be customers of such Sprint entity with respect to the services provided by Sprint. The 3G Retailer Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 3G Retailer Agreement.

Intel Market Development Agreement. At Closing, Clearwire Communications entered into the Intel Market Development Agreement, pursuant to which Clearwire Communications promotes the use of certain notebook computers and mobile Internet devices on our network, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on the Clearwire network. The Intel Market Development Agreement was amended on May 4, 2010. The Intel Market Development Agreement lasts for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one-year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one-year renewal periods until either party terminates the agreement. In addition, at any time during the initial seven-year term, Intel may elect to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement. Any election with respect to the 4G MVNO Agreement must be on the same terms and conditions as those offered to the other 4G MVNOs, and includes an obligation on Intel to bundle additional services with WiMAX access service. If Intel elects to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement, and if such election is made in the first three years of the Intel Market Development Agreement, the Intel Market Development Agreement will terminate three years from the date of the agreement. If such election is made more than three years after the date of the Intel Market Development

Agreement but before the end of the seventh year of the Intel Market Development Agreement, then the Intel Market Development Agreement will terminate at the time such election becomes effective.

The Intel Market Development Agreement provides that Clearwire Communications will, through calendar year 2010, provide a minimum level of incentives directly to various device distribution channels. In certain instances Clearwire Communications may be required to pay Intel a set percentage of amounts it saved by virtue of being relieved of its original obligation to pay activation fees to Intel. The Intel Market Development Agreement commits the parties to meet at mutually agreeable regular times to share relevant information and coordinate on the original equipment manufacturer design-in/design win process and the retail distribution process.. Intel has committed, subject to certain conditions and limitations, to help ensure, during a specified period, the commercial availability of notebook computers and mobile Internet devices that operate on the Clearwire network. In addition, Intel provides engineering and validation with respect to the use of certain notebook computers on the Clearwire network, including supporting interoperability testing.

The Intel Market Development Agreement provides that Intel and Clearwire Communications must become involved with Open Patent Alliance, LLC, an entity formed to protect and promote the global implementation of WiMAX and to create patent pools for licensing of patent claims essential to WiMAX technology, and make certain capital contributions when due to Open Patent Alliance, LLC. The Intel Market Development Agreement is terminable by either party without penalty on default of the other party, or for convenience by either party, with 30 days written notice. Subject to certain conditions, either party is permitted to transfer the agreement on the occurrence of a change in control.

Google Products and Services Agreement. At Closing, Clearwire Communications entered into a products and services agreement with Google, which we refer to as the Google Products and Services Agreement, pursuant to which Clearwire Communications and Google will collaborate on a variety of products and services. Google will provide advertising services to Clearwire Communications for use with certain websites and devices, and Clearwire Communications will utilize these Google advertising services on an exclusive basis for its retail customers. Google will pay Clearwire Communications a percentage of the revenue that Google generates from these advertising services. Google will also provide a suite of hosted communications services, including email, instant messaging and calendar functionality, to us for integration into our desktop portal offering. Furthermore, Clearwire Communications will support the open-source Android platform, will work with Google to offer certain other Google applications, and will explore working with Google on a variety of other potential products and services. The Google Products and Services Agreement has a term of three years.

Google Spectrum Agreement. At Closing, Clearwire Communications entered into a spectrum agreement with Google, which we refer to as the Google Spectrum Agreement, pursuant to which Clearwire Communications will make available to Google certain of its excess 2.5 GHz spectrum in various markets, if Clearwire Communications determines there is any, for experimental usage by Google and for development of alternative applications by third parties operating under the direction and approval of Clearwire and Google. The third-party use of Clearwire’s spectrum beyond that used for WiMAX technology can not be utilized in a manner that will interfere with Clearwire’s use of the spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology, if any, must be shared by Google and Clearwire. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement is terminable by either party on default of the other party.

Master Site Agreement. At Closing, Clearwire Communications entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and Clearwire Communications established the contractual framework and procedures for the leasing of tower and antenna co-location sites to each other. Leases for specific sites will be negotiated by

Sprint and Clearwire Communications on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from execution. The term of each lease for each specific site is five years, but the lessee has the right to extend the term for up to an additional 20 years. The lessee is responsible for payment of a monthly fee per site to the other party. The lessee is also responsible for the utility costs and for certain additional fees.

Master Agreement for Network Services. At Closing, Clearwire Communications entered into a master agreement for network services with the Sprint Entities, which we refer to as the Master Agreement for Network Services, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase network services from the Sprint Entities. Clearwire Communications may order various services from the Sprint Entities, including IP network transport services, data center collocation, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. Clearwire Communications is not obligated to purchase these services from the Sprint Entities. The Sprint Entities must provide a service level agreement that is consistent with the service levels provided to similarly situated customers. Pricing will be specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but Clearwire Communications has the right to extend the term for an additional five years.

IT Master Services Agreement. At Closing, Clearwire Communications entered into an IT master services agreement with the Sprint Entities, which we refer to as the IT Master Services Agreement, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase information technology, which we refer to as IT, application services from the Sprint Entities. Clearwire Communications may order various information technology application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by Clearwire Communications will be identified in Statements of Work to be completed by the Sprint Entities and Clearwire Communications. The Sprint Entities must provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement is five years, but Clearwire Communications has the right to extend the term for an additional five years.

Equityholders’ Agreement

At Closing, Clearwire, Sprint, Eagle River and the Investors, including certain of their respective affiliates, entered into the Equityholders’ Agreement, which sets forth certain rights and obligations of Sprint, Eagle River, the Investors and their permitted transferees and designees under the Equityholders’ Agreement, which we refer to collectively as the Equityholders, and each individually as an Equityholder, with respect to the governance of Clearwire, transfer restrictions on Clearwire Common Stock, rights of first refusal and pre-emptive rights, among other things. As the holders of approximately 87.2% of the total voting power of Clearwire, Sprint, Eagle River and the Investors together effectively have control of Clearwire.

Corporate Governance

The Equityholders’ Agreement provides that our Board of Directors will consist of 13 directors, of which, initially:

•	seven directors will be nominated by Sprint (one of whom must qualify (for so long as there are not more than two independent designees) as an independent director and for service on our Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee);

•	one director will be nominated by Eagle River;

•	one director will be nominated by Intel;

•	two directors will be nominated by the Strategic Investors as a group;

•	one independent director (who must qualify for service on the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee) will be nominated by Intel and the Strategic Investors as a group (this position has not yet been filled); and

•	one independent director (who must qualify for service as chairman of the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve as chairman of the Audit Committee) will be nominated by the Nominating and Governance Committee.

The number of nominees that an Equityholder has the right to nominate is subject to adjustment if the number of shares of Common Stock held by such Equityholder is reduced below a certain level, generally 50% of the number of shares it held at the Closing, as adjusted pursuant to the Transaction Agreement. In addition, subject to certain exceptions, if Sprint transfers 25% of the number of shares of Common Stock or equity interests of Clearwire Communications received by it in the Transactions to any other Equityholder, the number of nominees that each of Sprint and such transferee Equityholder is entitled to nominate will be adjusted to be a number equal to the percentage of its respective voting power of Clearwire multiplied by thirteen; and if Sprint undergoes certain change of control transactions, Sprint will only be entitled to nominate a number of directors equal to the lesser of (1) the percentage of its voting power of Clearwire multiplied by thirteen and (2) six. Furthermore, (1) each of Eagle River and Intel has the right to designate a board observer for so long as Eagle River and Intel, respectively, has the right to nominate a person for service as a director of Clearwire and (2) each of Bright House Networks and the Strategic Investors, as a group, has the right to designate a board observer for so long as each of Bright House Networks and the Strategic Investors, as a group, respectively, owns at least 50% of the number of shares of Common Stock received by them in the Transactions.

The Equityholders’ Agreement provides, among other things, that:

The Audit Committee will initially consist of three or more independent directors, including Sprint’s designated director that qualifies as an independent director and the independent director designated by Intel and the Strategic Investors. The Audit Committee will perform the duties usually reserved for an audit committee, including reviewing and recommending to the full board of directors any transaction involving Clearwire or any of its controlled affiliates on the one hand, and any Equityholder, any affiliate of any Equityholder or any director, officer, employee or associate of Clearwire, an Equityholder or any affiliate of any Equityholder on the other hand, which we refer to as a Related Party Transaction, and the approval of a majority of the Audit Committee will be required to approve any matter before it.

Subject to certain limitations and qualifications, the Nominating and Governance Committee will consist of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. The Nominating and Governance Committee will perform the functions usually reserved for a nominating committee, and the approval of four of the five members of the Nominating and Governance Committee will be required to nominate any director the Nominating and Governance Committee is responsible for nominating.

Subject to certain limitations and qualifications, our Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and the independent director designated by Intel and the Strategic Investors. The Compensation Committee will, among other things, determine compensation for the chief executive officer of Clearwire and Clearwire Communications and all executive officers of Clearwire and Clearwire Communications who report directly to the chief executive officer, and the approval of two-thirds of the Compensation Committee will be required to approve such compensation and no other approval of the board of directors will be required with respect to such matters.

The Transactions Committee will consist of all directors other than those directors designated by Sprint who are employees or directors of Sprint or any its affiliates, or who would not be independent directors of Sprint if they were to sit on the board of directors of Sprint or any of its affiliates. Other than the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, the Transactions Committee and a possible executive committee, we will establish no other committees other than special committees that may be created from time to time. If the board of directors delegates any authority to a special committee or to an executive committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. Any such designation by Sprint, Intel, Eagle River or the Strategic Investors must be initially made within a reasonable period of time following receipt of written notification of the formation of such committee.

Under the Equityholders’ Agreement, we are required to deliver to Sprint, Eagle River, Intel and each Strategic Investor certain quarterly and annual financial statements as well as certain budget variance analyses, subject to certain minimum Clearwire stock ownership requirements on the part of each Equityholder.

The Equityholders’ Agreement provides that certain actions will require the prior approval of at least ten of our 13 directors, except that if there are ten or fewer directors on the Board of Directors at any time, these actions will require the unanimous approval of the Board of Directors. These actions include:

•	the appointment or removal of the chief executive officer of Clearwire and Clearwire Communications or of any officer that reports directly to the chief executive officer (except that if Sprint’s ownership in Clearwire falls below 50% of its ownership at the Closing, as adjusted pursuant to the Transaction Agreement, and Sprint no longer nominates a majority of the Board of Directors, the removal of those officers (other than the chief executive officer) will no longer require such approval);

•	the acquisition or disposition of, or the entry into a joint venture involving the contribution by Clearwire or any of its subsidiaries of, assets with a book value in excess of 20% of the consolidated book value of the assets of Clearwire and its subsidiaries, subject to certain exceptions;

•	any change of control of Clearwire or any of its subsidiaries;

•	any action not in accordance with the business purpose of Clearwire; and

•	the funding of (1) the expansion of the business purpose of Clearwire, (2) activities outside of the United States, other than the maintenance of Clearwire’s current operations and assets located outside of the United States, or (3) the acquisition of spectrum outside of the United States.

The Equityholders’ Agreement further provides that the following actions will require the prior approval of a majority of the disinterested directors of Clearwire:

•	any Related Party Transaction; and

•	any transfer of shares by the holder of the largest voting interest in Clearwire as between Sprint, the Strategic Investors (treated as a single holder) and Intel (as long as such holder holds at least 26% of the aggregate voting power of Clearwire), which we refer to as the Principal Equityholder, that constitutes a change of control of Clearwire or any of its material subsidiaries.

Under the Equityholders’ Agreement, the approval of each of Sprint, Intel and the representative of the Strategic Investors so long as Sprint, Intel or the Strategic Investors, as a group, own at least 5% of the outstanding voting power of Clearwire, will be required to:

•	amend the Clearwire Charter, the Clearwire Bylaws or the amended and restated operating agreement of Clearwire Communications, which we refer to as the Operating Agreement;

•	change the size of Clearwire’s board of directors;

•	liquidate Clearwire or Clearwire Communications or declare bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financing transaction in the ordinary course of business;

•	take any action that would cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications.

The Equityholders’ Agreement also provides that amending the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or changing the size of the Board of Directors will also require the approval of Eagle River if Eagle River then owns at least 50% of the shares of Common Stock held by it immediately before the Closing and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications in any material respect as compared to the impact of such action on Sprint, Intel and the Strategic Investors as stockholders of Clearwire and members of Clearwire Communications.

The Equityholders’ Agreement also provides that any amendment to the Operating Agreement will require the prior approval of a majority of the directors who have been nominated as independent directors by the Nominating Committee and those directors who are independent directors nominated by one or more Equityholders other than those independent directors who are current or former directors, officers or employees of the nominating Equityholder. For as long as any of Sprint, Intel, or the Strategic Investors as a group, owns at least 50% of the number of shares of Clearwire stock received by it in the Transactions and holds securities representing at least 5% of the outstanding voting power of Clearwire, the written consent of such party will be required before Clearwire enters into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The approval of securities representing at least 75% of the outstanding voting power of Clearwire will be required to approve (1) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Clearwire or Clearwire Communications, (2) any issuance of capital stock of Clearwire or Clearwire Communications that constitutes a change of control of Clearwire or Clearwire Communications, respectively or (3) any sale or disposition of all or substantially all the assets of Clearwire or Clearwire Communications.

Restrictions on Transfer

Under the Equityholders’ Agreement, subject to certain conditions, Equityholders may transfer their shares of Class B Common Stock, along with the corresponding Class B non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class B Common Interests, to any then-existing holder of Class B Common Stock, to certain affiliates of such holder, or to persons who are not then-existing holders of Class B Common Stock. If an Equityholder or any transferee of an Equityholder transfers any Class B Common Stock or Clearwire Communications Class B Common Interests without also transferring to the same party an identical number of Clearwire Communications Class B Common Interests or Class B Common Stock, respectively, then the Class B Common Stock corresponding to those transferred shares or interests, as applicable, will be redeemed by Clearwire for par value.

Further, an Equityholder or its transferee may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests only on notice to Clearwire, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective Class B Common Stock and Clearwire Communications Class B Common Interests if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint received in the Transactions. An Equityholder that is a Securities Holding Company (as defined in the Equityholders’ Agreement) may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Additionally, the Principal Equityholder is prohibited from transferring any Clearwire equity securities to certain specified competitors of the Strategic Investors, Intel or Sprint under certain circumstances.

Right of First Offer

If an Equityholder desires to transfer any of its Clearwire equity securities to a person other than an Equityholder or permitted transferee of such Equityholder, it is required to first offer to sell such equity securities to the other Equityholders on the same terms and conditions as it had proposed to make such transfer, subject to certain limitations. If the other Equityholders accept the offer, collectively, for all but not less than all of the subject equity securities, the Equityholders will consummate the purchase. If the offer to the other Equityholders is over-subscribed, the subject equity securities will be allocated among the accepting Equityholders pro rata based on their then-current ownership of Clearwire capital stock. If the offer to other Equityholders is not fully subscribed, the offer will be deemed to have been rejected and the selling Equityholder may proceed with the proposed sale, subject to certain limitations. Certain transfers, however, will not be subject to this right of first offer, including open market transfers by Eagle River, transfers by Intel of the Class A Common Stock received by it pursuant to the Merger, transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and that are approved by the board of directors of Clearwire and the stockholders of Clearwire in accordance with applicable law and the terms of the Equityholders’ Agreement and certain “spin-off” transactions by the Equityholders.

Tag-Along Rights

If the Principal Equityholder elects to sell all or any portion of its Clearwire equity securities, which we refer to as the Sale Shares, in a transaction after which the transferee would hold voting power of Clearwire greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other Equityholder, subject to certain conditions, has the option to sell a pro rata portion of its shares, instead of the Sale Shares, and the number of Sale Shares to be sold by the Principal Equityholder will be reduced accordingly by the applicable number of equity securities to be included in the sale by the other Equityholders.

Preemptive Rights

If Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Standstill Agreement

The Equityholders’ Agreement provides that Sprint, Intel and the Strategic Investors will not be able to purchase any common stock of Clearwire for at least five years after the Closing, subject to certain exceptions, which exceptions include the acquisition by an Equityholder of 100% of the outstanding common stock of Clearwire where such acquisition has been approved by a majority of both the board of directors and stockholders of Clearwire. Eagle River is not subject to this restriction.

Sprint Debt Agreements

Sprint owns approximately 56% of the voting power of Clearwire. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Covenants in Sprint’s debt instruments may purport to restrict Clearwire’s financial and operating flexibility and, if Clearwire’s actions result in a violation of those covenants, Sprint’s lenders may declare due and payable all outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not Clearwire would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation, however, under the Equityholders’ Agreement, Sprint agrees that if Clearwire or any of its subsidiaries proposes to incur any indebtedness or take any other action that could violate the terms of Sprint’s debt agreements, Sprint will deliver a Compliance Certificate and a legal opinion from a nationally recognized law firm, certifying that the proposed indebtedness or other action will not violate Sprint’s debt agreements. If Sprint notifies Clearwire that it is unable to deliver a Compliance Certificate and the accompanying legal opinion and the Transactions Committee of Clearwire determines that Clearwire should proceed with the proposed indebtedness or other action, Sprint is obligated to take whatever action is necessary (including surrendering Class B Common Stock or governance rights with respect to Clearwire and its subsidiaries), to enable Sprint to deliver a Compliance Certificate and the accompanying legal opinion, and Sprint will deliver a Compliance Certificate and the accompanying legal opinion at the closing of the proposed indebtedness or other action. With respect to certain of Sprint’s outstanding credit agreements, Sprint agrees to use its Reasonable Best Efforts (as defined in the Equityholders’ Agreement) to cause any amendment thereto or refinancing thereof not to contain restrictions on the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions, and in no event to enter into any agreement in connection with any such amendment or refinancing that is more restrictive with respect to Clearwire than a certain specified prior agreement. Going forward, Sprint agrees that neither it nor any of its affiliates will enter into any agreement that restricts the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions.

On December 8, 2010, the Equityholders’ Amendment was amended to provide that Sprint may unilaterally elect to take, and cause Clearwire to take, any of the actions specified in the Sprint Compliance Certificate section of the Equityholders’ Agreement at any time to the extent Sprint determines in good faith such actions are reasonably necessary to eliminate or ameliorate any risk that a breach or default by Clearwire or any of its subsidiaries under their debt agreements could trigger a cross-default or cross-acceleration under Sprint’s debt agreements. Such actions include the ability of Sprint HoldCo to surrender shares of Class B common stock of Clearwire to Clearwire in exchange for cash consideration equal to the par value of such shares, or $0.0001 per share. If Sprint HoldCo surrenders any such shares pursuant to such provision, it would have the right to have all or part of the shares re-issued to it under certain circumstances.

Registration Rights Agreements

The Warrants Registration Rights Agreement

Old Clearwire granted registration rights to the holders of the warrants exercisable for 16,551,886 shares of Old Clearwire’s Class A Common Stock issued in conjunction with Old Clearwire’s senior secured notes due 2011 under a registration rights agreement dated August 5, 2005, which we refer to as the Warrants Registration Rights Agreement, of which Old Clearwire has redeemed 520,667 shares. The Warrants Registration Rights Agreement is intended to satisfy the obligations owed to the holders of these warrants. Under the Warrants Registration Rights Agreement, we may suspend the availability of any shelf registration statement and the use of any prospectus without incurring any obligation to pay to each affected warrant holder default payments pursuant to the Warrants Registration Rights Agreement, for a period not to exceed: (i) 30 consecutive days at any one time, (ii) 45 days in any three month period or (iii) 90 days in the aggregate during any twelve-month period, in each case only for valid business reasons, to be determined in good faith by the Company in its reasonable judgment including transactions such as the Closing. The default payment due to each affected warrant holder if we fail to meet our obligations under the Warrants Registration Rights Agreement is an amount in cash equal to 2% of the purchase price of such holder’s warrants. If we fail to make such payments in a timely manner, the payments will bear interest at a rate of 1% per month until paid in full. The Warrants Registration Rights Agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan.

The above registration rights agreement allows us to continue to grant registration rights to other investors, which under certain circumstances may be superior to the rights already granted. Each of our existing registration rights agreements provides that we are responsible for paying the costs and expenses of registration other than underwriter discounts, commissions and transfer taxes. Parties to each of these agreements may transfer their registration rights under certain circumstances, including to family members and other affiliates, in connection with a bona fide pledge for a secured loan, and in private transfers to accredited investors.

The above registration rights agreement provides that, in connection with an underwritten public offering, and subject to certain limitations, the underwriters may reduce the number of shares that may be included by registration rights holders.

The Transactions Registration Rights Agreement

At the Closing, Clearwire entered into a registration rights agreement with Sprint, Eagle River and the Investors, which we refer to as the Transactions Registration Rights Agreement, with respect to their shares of Common Stock.

Under the Transactions Registration Rights Agreement, each of the Strategic Investors, Sprint, Eagle River and Intel is entitled to a specified number of demands, varying from one to eight, that Clearwire prepare and file with the SEC a registration statement relating to the sale of the Class A Common Stock and any common stock of Clearwire issued in respect of Class A Common Stock or other securities of Clearwire issued with respect to such common stock, which we refer to collectively as the Registrable Securities, including in an underwritten offering, provided that such Registrable Securities have an aggregate price to the public of not less than $50 million. In addition, if Clearwire becomes eligible to use Form S-3, each of the Strategic Investors, Sprint, Eagle River and Intel may also demand that Clearwire prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an aggregate price to the public of not less than $10 million. After Clearwire becomes eligible to use Form S-3, Clearwire is required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, Clearwire is required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, Clearwire must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, Clearwire is required to keep the registration statement effective, subject to certain exceptions, for at least 270 days from the effective time of such registration statement or such shorter period in which all Registrable Securities have been sold.

With respect to a shelf registration, Clearwire must (a) prepare and file a shelf registration statement with the SEC as promptly as practicable, but no later than 60 days, after Clearwire becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. Clearwire will be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an offering, which we refer to as a Takedown, under the shelf registration statement. On that demand, Clearwire will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an aggregate price to the public of not less than $10 million. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an underwritten offering under the shelf registration statement.

Clearwire is permitted to postpone the filing of a registration statement, or in the case of a shelf registration, suspend such shelf registration, for up to 90 days in any 12-month period, if Clearwire’s board of directors determines in good faith that the registration and offering (a) would materially and adversely affect or materially interfere with any pending material financing or transaction under consideration by Clearwire or (b) would require disclosure of any information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Clearwire.

In addition, with respect to underwritten offerings of securities, each of the Strategic Investors, Sprint, Eagle River and Intel agrees that, for a period of 90 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The Transactions Registration Rights Agreement also provides each of the Strategic Investors, Sprint, Eagle River and Intel with piggyback registration rights such that if Clearwire proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, Clearwire will be required to give prompt written notice of such proposed filing to each of the Strategic Investors, Sprint, Eagle River and Intel and register such number of securities as each of the Strategic Investors, Sprint, Eagle River and Intel may request in writing within 20 days of receiving such notice.

In connection with any underwritten offering, if the managing underwriter determines in its good faith that market factors require a reduction in the number of shares that may be offered, the shares that Clearwire is registering for its own account will have first priority to be included in such registration, shares of each of the Strategic Investors, Sprint, Eagle River and Intel will have second priority, and shares held by other holders will have third priority. All piggyback registration rights are in addition to any demand registration rights, and no piggyback registration of shares will relieve Clearwire of its obligation to provide a demand registration in accordance with the Transactions Registration Rights Agreement.

In addition, Clearwire will bear all registration expenses specified in the Transactions Registration Rights Agreement as well as all other expenses incurred by it in connection with the performance of its obligations under the Transactions Registration Rights Agreement. Each of the Strategic Investors, Sprint, Eagle River and Intel will bear all transfer taxes and brokerage and underwriters’ discounts and commissions relating to any registration or sale of their respective shares.

On December 21, 2009 Clearwire filed a shelf registration statement on Form S-3 covering the Registrable Securities.

The Transactions Registration Rights Agreement requires Clearwire to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the Transactions Registration Rights Agreement. Furthermore, each holder whose Registrable Securities are included in a registration statement agrees to indemnify Clearwire and each other holder of Registrable Securities to the extent that any losses result from information furnished in writing by that holder expressly for use in the registration statement.

Operating Agreement

General

Clearwire Communications is governed by the Operating Agreement, which provides that the business and operations of Clearwire Communications will be managed by Clearwire, as managing member, and sets forth, among other things, certain transfer restrictions on membership interests in Clearwire Communications, rights of first refusal and preemptive rights.

Allocations and Distributions

Under the Operating Agreement, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members for capital account purposes and for tax purposes in a manner that results in the capital account balance of each member, immediately after making the allocation, being as nearly as possible equal to the amount of the distributions that would be made to the member if Clearwire Communications sold all of its assets for cash and distributed its net assets in liquidation. Under the Operating Agreement, liquidating distributions made by Clearwire Communications generally will be made on a pro rata basis to the holders of Class A non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class A Common Interests, and Clearwire Communications Class B Common Interests, which we refer to together with as Clearwire Communications Common Interests. Accordingly, it is expected that, subject to the discussion of Section 704(c) immediately below, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member.

Clearwire (through the merger of the former Clearwire Corporation with and into an indirect subsidiary of Clearwire, with Old Clearwire surviving as a direct, wholly-owned subsidiary of Clearwire Communications) and Sprint transferred to Clearwire Communications assets, which we refer to as built-in gain assets, whose fair market value is greater than the current basis of those assets for tax purposes. Section 704(c) of the Code and the Treasury regulations thereunder require taxpayers that contribute built-in-gain property to a partnership to take into account the difference between the value of the contributed property for capital account purposes (initially equal to the fair market value of the contributed property on contribution) and the tax basis of the property through allocations of income, gain, loss and deduction of the partnership, using one of the permissible methods described in the Treasury regulations under Section 704(c). Under the Operating Agreement, all of the built-in gain assets contributed by Clearwire and 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “remedial” method. Under that method, the non-contributing members will be allocated “phantom” tax amortization deductions in the amount necessary to cause their tax amortization deductions to be equal to their amortization with respect to the built-in gain assets for capital account purposes, and the contributing member (Clearwire, in the case of Old Clearwire assets) will be allocated a matching item of “phantom” ordinary income. Under the Operating Agreement, the remaining 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “traditional” method. Under that method, the tax amortization deductions allocated to the non-contributing members with respect to a built-in gain asset are limited to the actual tax amortization arising from that asset. The effect of the traditional method is that some of the burden of the built-in gain on a built-in gain asset is shifted to the non-contributing members, in the form of reduced tax amortization deductions.

If Clearwire Communications sells a built-in gain asset in a taxable transaction, then the tax gain on the sale of the asset generally will be allocated first to the contributing member (Clearwire or Sprint) in an amount up to the remaining (unamortized) portion of the built-in gain that was previously credited to Clearwire or Sprint (as the case may be) for capital account purposes.

In general, under the Operating Agreement, Clearwire Communications may make distributions to its members, including Clearwire, from time to time at the discretion of Clearwire, in its capacity as managing member of Clearwire Communications. Such distributions generally will be made to the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member at the record date for the distribution. Clearwire Communications generally may not make any distributions, other than tax distributions, to its members unless a corresponding distribution or dividend is paid by Clearwire to its stockholders contemporaneously with the distributions made to the members of Clearwire Communications.

If Clearwire would be liable for tax on the income and gains of Clearwire Communications allocated to it under the Operating Agreement, then three business days prior to each date on which Clearwire is required to make a deposit or payment of taxes, Clearwire Communications will be required to make distributions to its members, generally on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member, in amounts so that the aggregate portion distributed to Clearwire in each instance will be the amount necessary to pay all taxes then reasonably determined by Clearwire to be payable with respect to its distributive share of the taxable income of Clearwire Communications (including any items of income, gain, loss or deduction allocated to Clearwire under the principles of Section 704(c) of the Code), after taking into account all net operating loss deductions and other tax benefits reasonably expected to be available to Clearwire.

Exchange of Interests

The Operating Agreement provides that holders of Clearwire Communications Class B Common Interests (other than Clearwire and its subsidiaries) have the right to exchange one Clearwire Communications Class B Common Interest and one share of Class B Common Stock for one share of Class A Common Stock, subject to adjustment of the exchange rate as provided in the Operating

Agreement. In addition, under the Operating Agreement, Sprint or an Investor may effect an exchange of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock by transferring to Clearwire a holding company that owns the Clearwire Communications Class B Common Interests and Class B Common Stock in a transaction which the Operating Agreement refers to as a holding company exchange.

At any time that a share of Class B Common Stock is exchanged for a share of Class A Common Stock, one Clearwire Communications Class B Common Interest will be cancelled without any further consideration, and one Clearwire Communications Class A Common Interest and one voting equity interest in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, will be issued to Clearwire. In general, at any time that shares of Class A Common Stock are redeemed, repurchased, acquired, cancelled or terminated by Clearwire, the managing member will cause the same number of Clearwire Communications Class A Common Interests and the same number of Clearwire Communications Voting Interests held by Clearwire to be redeemed, repurchased, acquired, cancelled or terminated by Clearwire Communications for the same consideration, if any, as the consideration paid by Clearwire for the Class A Common Stock, with the intention that the number of Clearwire Communications Class A Common Interests held by Clearwire will equal the number of shares of Class A Common Stock outstanding.

At any time that Clearwire issues any equity securities (other than compensatory options issued pursuant to an incentive plan or equity securities issued to fund other business activities of Clearwire that have been approved by Clearwire’s board of directors), the following will occur: (1) Clearwire will contribute to the capital of Clearwire Communications an amount of cash equal to the issue price of the Class A Common Stock or other equity securities and (2) Clearwire Communications will issue Clearwire Communications Common Interests or other securities as follows: (a) in the case of an issuance of a number of shares of Class A Common Stock, Clearwire Communications will issue an equal number of Clearwire Communications Class A Common Interests to Clearwire and an equal number of Clearwire Communications Voting Interests registered in the name of Clearwire; and (b) in the case of an issuance of any securities not covered under (a) above, Clearwire Communications will issue to Clearwire an equal number of Clearwire Communications Common Interests or other securities (including Clearwire Communications Voting Interests, if applicable) with rights, terms and conditions that are substantially the same as those of the Clearwire equity securities issued.

Restrictions on Transfer

Subject to certain conditions, members may transfer their interests in Clearwire Communications (either with or without the corresponding shares of Class B Common Stock) to then-existing holders of interests in Clearwire Communications or to certain affiliates of the member. However, the Operating Agreement provides that each member of Clearwire Communications will not permit its interests in Clearwire Communications to be held (whether by initial holders or transferees) by more than a specified number of holders, and will not transfer (whether directly or indirectly) any interest in Clearwire Communications, or take any other action, that would result in Clearwire Communications having more than 100 employees for United States federal income tax purposes.

Further, a member or its transferee may transfer its interests in Clearwire Communications only on notice to Clearwire Communications, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire Communications. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective interests in Clearwire Communications if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement. A member that is a Securities Holding Company (as defined in the Operating Agreement) may transfer its interests in Clearwire Communications through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Preemptive Rights

If Clearwire Communications proposes to issue any new equity securities, other than in certain issuances, each member of Clearwire Communications, including Eagle River but excluding Clearwire, has the right to purchase its pro rata share of such equity securities, based on the number of equity securities held by such holder before such issuance. Eagle River’s pro rata share will be determined based on the number of equity securities that correspond to the number of shares of Common Stock that Eagle River would have been entitled to purchase as its pro rata share under the Equityholders’ Agreement had the issued equity securities been Common Stock issued by Clearwire.

Rights of First Offer

If a member desires to transfer any of its Clearwire Communications Common Interests to a person other than a member or permitted transferee of such member, it must first offer to sell such Clearwire Communications Common Interests to the other members (and to Eagle River) on the same terms and conditions as it had proposed to make such transfer. The subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their ownership of Clearwire Communications Common Interests. If the other members accept the offer, collectively, for all but not less than all of the subject Clearwire Communications Common Interests, the members will consummate such purchase. If the offer to the other members is over-subscribed, the subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their then ownership of Clearwire Communications Common Interests. If the offer to the other members is not fully subscribed, the offer shall be deemed to have been rejected and the selling member may proceed with the proposed sale, subject to certain limitations. If Eagle River exercises its right of first offer and acquires Clearwire Communications Common Interests, then, if not previously admitted as a member, it will be admitted as a member of Clearwire Communications by the managing member. Certain transfers are not subject to this right of first offer, however, including transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and certain “spin-off” transactions.

Tag-Along Rights

If the Principal Member (as defined in the Operating Agreement) elects to sell all or any portion of its Clearwire Communications Common Interests, which we refer to as the Sale Interests, in a transaction after which the transferee would hold voting power of Clearwire Communications greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other member (excluding Clearwire, but including Eagle River if Eagle River has become a member) will have the option to sell a pro rata portion of its Clearwire Communications Common Interests, instead of the Sale Interests, and the number of Sale Interests to be sold by the Principal Member will be reduced by the applicable number of Clearwire Communications Common Interests to be included in the sale by the other members.

Other Tax Matters

The Operating Agreement provides that Clearwire Communications will be treated as a partnership for federal and all applicable state and local income tax purposes unless Clearwire causes Clearwire Communications to be treated other than as a partnership in accordance with, and subject to the conditions of, the Equityholders’ Agreement.

Unless there is a “bona fide non-tax business need” (as defined in the Operating Agreement) for doing so, Clearwire Communications and its subsidiaries are precluded from entering into a taxable disposition of former Clearwire assets or former Sprint assets that are intangible property and that would cause the recognition of built-in gain in excess of $10 million to be allocated to Clearwire or Sprint under Section 704(c) of the Code during any period of 36 months. Certain notification procedures must be complied with prior to Clearwire Communications entering into such a disposition.

If Clearwire Communications or any of its subsidiaries enters into a transaction that results in the recognition of any portion of the built-in gain with respect to a former Sprint asset, subject to certain exceptions, Clearwire Communications is required, upon request by Sprint, to make a tax loan to Sprint on specified terms. The principal amount of any tax loan to Sprint will be the amount by which the built-in gain recognized by Sprint on the sale of former Sprint assets exceeds any tax losses allocated by Clearwire Communications to Sprint in the taxable year in which the sale of such built-in gain assets occurs, multiplied by specified tax rates. Interest on any tax loan will be payable by Sprint semiannually at a specified floating rate.

Amendment

The Operating Agreement may be amended by the written consent of the managing member, members (other than the managing member) collectively holding a percentage interest of at least 66 2/3% in Clearwire Communications, the independent designees nominated to Clearwire’s board of directors, and each of Sprint, Intel, and the Strategic Investors as a group, for so long as Sprint, Intel or the Strategic Investors as a group, respectively, has a percentage interest of at least 5% in Clearwire.

Subscription Agreement

Under the Subscription Agreement, on February 27, 2009, CW Investments Holdings LLC, which we refer to as CW Investments, purchased, for an aggregate amount of $10.0 million, 588,235 shares of Class A Common Stock at $17.00 per-share.

Under the Subscription Agreement, for so long as any member of CW Investments is a director of Clearwire, Clearwire must provide such director with a copy of any arrangement or agreement entered into with or on behalf of any other Founding Stockholder (as such term is defined in the Clearwire Charter), board member, board observer, or officer of Clearwire containing a waiver, supplement to or modification of any of the provisions regarding the allocation of corporate opportunities, competing with the business of Clearwire and its subsidiaries or any other matters covered by Article 11 of the Clearwire Charter. Such director, at his option, will be entitled to receive the benefit of any provisions in any such arrangement or agreement that are more favorable, as a whole, to persons party thereto than those set forth in the Clearwire Charter or other existing arrangements to which such director may be subject. While CW Investments does not have a right under the Subscription Agreement to appoint a director to the board of directors of Clearwire, a member of CW Investments, John W. Stanton, has been appointed to Clearwire’s board of directors by a party to the Equityholders’ Agreement. Further, CW Investments will receive certain tag-along rights under the Equityholders’ Agreement and piggyback registration rights under the Transactions Registration Rights Agreement. See the section titled “Related Party Transactions — Relationships among Certain Stockholders, Directors, and Officers of Clearwire — The Equityholders’ Agreement — Tag-Along Rights” in this proxy statement.

Davis Wright Tremaine LLP

The law firm of Davis Wright Tremaine LLP serves as our primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. Mr. Wolff, our former Co-Chairman, is married to a partner at Davis Wright Tremaine. As a partner, Mr. Wolff’s spouse is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from us. For the year ended December 31, 2010, we paid approximately $4.1 million to Davis Wright Tremaine for legal services.

Time Warner Cable

The wife of Mr. Salemme, our former Executive Vice President, Strategy, Policy and External Affairs and currently a consultant to the Company, is a Group Vice President at Time Warner Cable. She was not directly involved in any of our transactions with Time Warner Cable.

Ericsson, Inc.

Ericsson, Inc., which we refer to as Ericsson, provides network deployment services to us, including site acquisition and construction management services. Dr. Hossein Eslambolchi, who currently sits on our board of directors, had a consulting agreement with Ericsson. As part of his consulting agreement, Dr. Eslambolchi received payments for his services from Ericsson. He has not received any compensation directly from us related to his relationship with Ericsson. For the year ended December 31, 2010, we capitalized $8.9 million in costs paid to Ericsson for Network and Base Station Equipment, of which $1.8 million was included in accounts payable and other current liabilities.

Dashwire, Inc.

We paid Dashwire, Inc. approximately $750,000 in 2010 for mobile-web connected services. Mr. Stanton is the Managing Director of Trilogy Equity Partners, which has an ownership interest in Dashwire, Inc.

Switch & Data, Inc.

We paid Switch & Data, Inc. approximately $1.5 million for data center and Internet exchange services through May 2010. Mr. Sievert served on the board of directors of Switch & Data until the company was acquired by Equinix, Inc. in early May 2010.

Indemnification Agreements

We have entered into indemnification agreements that require us to indemnify each of Messrs. Richard Emerson, Stuart Sloan, Wolff, Salemme, Nicolas Kauser, David Perlmutter, Michael Sabia, Peter Currie and Michelangelo Volpi, some of whom are former directors and officers of Old Clearwire, to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Old Clearwire or any of its subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Old Clearwire also entered into an indemnification agreement, dated November 13, 2003, with an affiliate of Eagle River, which we refer to as the FFW Indemnification Agreement. Eagle River retains some of our directors and officers, including Mr. McCaw as chairman and chief executive officer, Mr. Wolff as president, and Mr. Salemme as principal. Pursuant to the FFW Indemnification Agreement, we agreed to indemnify, defend and hold harmless FFW and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates, each, an Indemnitee, to the fullest extent permitted by law for any claims made against an Indemnitee by reason of the fact that the Indemnitee is, was or may be deemed a stockholder, director, officer, employee, controlling person, agent or fiduciary of Old Clearwire or any of its subsidiaries. We are obligated to pay the expenses of any Indemnitee in connection with any claims which are subject to the agreement.

On December 4, 2008, we entered into Indemnification Agreements with each of our directors and executive officers then in office. We also entered into Indemnification Agreements with each director and executive officer joining after that date. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the Indemnification Agreement.

In addition, we have also agreed to indemnify our officers and directors pursuant to the terms of the Clearwire Charter, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us as described above. The Clearwire Charter allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law. It also contains provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

We also have and intend to maintain director and officer liability insurance, subject to the terms of the Equityholders’ Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 on Proxy Card)

The Audit Committee has selected Deloitte & Touche as the Company’s independent registered public accountant for fiscal year 2011, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accountant, the Board considers the selection of the independent registered public accountant to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the shares of Common Stock represented at the annual meeting is required to approve the ratification of the selection of Deloitte & Touche as the Company’s independent registered public accountant for the current fiscal year. The ratification of this appointment is not binding. In the event that the Audit Committee’s appointment of Deloitte & Touche is not ratified by a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will take this into consideration when it selects an independent registered public accounting firm in the future.

Representatives of Deloitte & Touche are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Item 3 on Proxy Card)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying Executive Compensation Tables and related narrative disclosure beginning on page [20].

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation must strike a balance between rewarding achievement of our short-term objectives and rewarding long-term stockholder return and must be highly sensitive to the degree to which those results are realized. Please read the “Compensation Discussion and Analysis” beginning on page [20] for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officer as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the related philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the company, our board of directors, the Compensation Committee or Sprint Nextel. Our board of directors and our Compensation Committee value the opinions of our stockholders and consider the results of our stockholders’ vote on this advisory resolution and will evaluate whether any actions are warranted to address those results.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Item 4 on Proxy Card)

In accordance with the Dodd-Frank Act, we are also seeking your preference, on an advisory (or non-binding) basis, with respect to the frequency of future stockholder votes on the compensation of our named executive officers (such as Proposal 3 in this proxy statement). This advisory “frequency” vote is required at least once every six years beginning with our 2011 Annual Meeting.

This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual meetings of stockholders (or special meetings of stockholders for which the company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years, or may choose to abstain from voting. Stockholders are not voting to approve or disapprove the Board’s recommendation.

We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the compensation of our named executive officers. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions regarding the compensation of our named executive officers.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the stockholder advisory vote on the compensation of our named executive officers that will be considered to be preferred by our stockholders. However, because this vote is not binding on the Board, the Board may decide, either now or in the future, that it is in the best interests of the Company and our stockholders to hold a stockholder advisory vote on the compensation of our named executive officers more or less frequently than the preference indicated by our stockholders’ vote, including, for example, due to changes in executive compensation policies, practices and plans or discussions with stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF “ONE YEAR” FOR FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER BUSINESS

Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. In addition to the solicitation of proxies by mail, the Company may use the services of certain officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services, to solicit proxies personally and by mail, press release, telephone and electronic means from brokerage firms and other stockholders. The Company will bear the cost of these solicitations and the fees charged by Broadridge Financial Solutions, Inc.

Deadline and Procedures for Submitting Proposals for the 2012 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2012 annual meeting must be received no later than December 28, 2011. In addition the Company’s by-laws provide for the timing and content of notice that stockholders must provide to the Company’s secretary at 4400 Carillon Point, Kirkland, Washington 98033, for business to be properly brought before the annual meeting by a stockholder. Pursuant to these provisions, notice must be received by the Company not earlier than March 17, 2012 nor later than April 16, 2012; provided, however, that if the date of the meeting has been changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the earlier of the 7th day following the date on which the notice of the meeting was mailed or a public announcement of the meeting first was made by the Company.

Other Matters

The Board of Directors is submitting these matters to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors

Broady R. Hodder

Secretary

Dated: April 29, 2011

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Secretary, Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•    From Seattle via SR-520:

     •    Take SR-520 (Evergreen Bridge) heading East.

     •    Take the Lake Washington Blvd NE / Kirkland exit.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).
Make the first left after the Starbucks (on the left-hand side) into the underground parking garage. Follow the signs which direct you to the right and continue right to park. After parking, follow signage in the garage to the double doors which lead to the Woodmark Hotel Marina Room. Please bring your parking ticket as we will validate parking for 1 1/2 hours. Valet parking is also available in the Carillon Point Plaza roundabout for $5.

•    From Bellevue:

     •    Take Bellevue Way heading North.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

•    From Sea-Tac Airport:

     •    Follow signs to I-405 North/Renton.

     •    Continue North approximately 18 miles.

     •    Take Exit #17, the NE 70th Place exit.

     •    Take a left at the first light and a left at the next light, NE 70th.

     •    Continue SW 1.5 miles to the intersection of Lake Washington Blvd and the entrance to Carillon Point.

     •    Enter Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # à 000000000000
NAME

THE COMPANY NAME INC. – COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. – CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. – 401 K		123,456,789,012.12345

	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	John W. Stanton 02 William R. Blessing 03 Jose A. Collazo 04 Mufit Cinali 05 Hossein Eslambolchi
06	Dennis S. Hersch 07 Brian P. McAndrews 08 Theodore H. Schell 09 Kathleen H. Rae 10 Benjamin G. Wolff
11	Jennifer L. Vogel

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	Advisory proposal to ratify the appointment of Deloitte & Touche LLP as Clearwire Corporation’s independent registered public accountants for the fiscal year 2011.		☐	☐	☐

3	Advisory resolution approving the compensation of the Company’s named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

4	Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

NOTE: This proxy will also be voted by the appointed proxy or proxies on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address change/comments, mark here. ☐
(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CLEARWIRE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders June 15, 2011 8:00 AM PDT
The stockholder(s) hereby appoint(s) John W. Stanton, Erik E. Prusch, or Broady R. Hodder, and each of them singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of the Stockholder(s) of Clearwire Corporation to be held at 8:00 AM, PDT on June 15, 2011, at the Woodmark Hotel Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, and any adjournment or postponement thereof.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side